Exhibit 10.1

EQUITY PURCHASE AGREEMENT

by and among

BLUELINX CORPORATION,

TUMAC LUMBER CO., INC.,

and

DISDERO LUMBER CO., LLC

Dated as of October 31, 2025

I

Section 5.2	Legal Actions.	36

II

EXHIBITS AND SCHEDULES

Exhibit A	—	Sample Net Adjustment
Exhibit B	—	RWI Policy
Exhibit C	—	Escrow Agreement
Exhibit D	—	Adcock Consulting Agreement
Exhibit E	—	Kline Employment Offer Letter Agreement
Exhibit F	—	Form of Restrictive Covenant Agreement
Exhibit G	—	Form of Beneficial Owner Consent
Schedule 1.1(b)	—	Permitted Exceptions
Schedule 2.2(c)	—	Inventory Reserve
Schedule 8.5	—	Allocation Schedule

III

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (“Agreement”), dated as of October 31, 2025, is entered into by and among BLUELINX CORPORATION, a Georgia corporation (“Buyer”), TUMAC LUMBER CO., INC., a Washington corporation (“Seller”), and DISDERO LUMBER CO., LLC an Oregon limited liability company (“Company”). Buyer, Seller and Company are each sometimes referred to herein as a “Party”, and collectively as the “Parties”.

WHEREAS, Company is engaged in the business of wholesale distribution of premium specialty building materials including lumber, decking, trim, flooring, paneling, plywood, posts, timbers, siding and stepping (the “Products”) to lumber yards, retailers, and other building materials dealers and, in connection therewith, procuring Re-Manufacturing Services from third-parties as necessary in order to fill customer orders for such Products (collectively, the “Business”);

WHEREAS, immediately prior to the Conversion, Seller owned all of the Equity Interests in Disdero Lumber Co., an Oregon corporation (“Oldco”);

WHEREAS, prior to the date of this Agreement, Seller caused Oldco to convert from an Oregon corporation to the Company (the “Conversion”), and as a result, Company was treated as an entity disregarded as separate from Seller, in each case, for U.S. federal (and applicable state and local) income Tax purposes;

WHEREAS, following the Conversion, Seller is the record and beneficial owner of all of the issued and outstanding membership interests of Company (the “Company Securities”); and

WHEREAS, Buyer desires to purchase the Company Securities from Seller, and Seller desires to sell the Company Securities to Buyer, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

Article I
Definitions

Section 1.1      Definitions. The following terms, as used herein, have the following meanings:

“Affiliate” (including the term “affiliated”), whether or not capitalized, means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with such specified Person.

“Applicable Law” means any domestic or foreign federal, state or local statute, law, ordinance, policy, guidance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other legal requirement, of any Governmental Authority (including any Environmental Law and any Privacy Law) applicable to any relevant Person or its business, assets, Liabilities, operations, officers, directors, employees, consultants or agents.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Vancouver, Washington, or Atlanta, Georgia, are authorized or required by law to close.

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“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes that are owned or used by or for Company in the conduct of the Business.

“Cash” of any Person as of any date means all cash and cash equivalents (including marketable securities, short term investments and bank notes) of such Person , including (without duplication of any amount hereunder) cash and checks received by such Person prior to such date but excluding (without duplication of any amount hereunder) any checks written, or wires or electronic funds transfers made, by such Person prior to such date but not yet cleared.

“Clackamas Lease I” means the Lease dated November 1, 2009, as amended by First Amendment to Lease dated January 15, 2010, Second Amendment to Lease August 15, 2010, Third Amendment to Lease dated July 25, 2011, Fourth Amendment to Lease dated March 20, 2015, Fifth Amendment to Lease dated July 13, 2016, Sixth Amendment to Lease dated February 21, 2019, and Seventh Amendment to Lease dated August 4, 2021, each between Hermanos Madera LLC, an Oregon limited liability company, as Landlord, and Company, as Tenant, with respect to the real property located at 12301 SE Carpenter Drive, Clackamas, Oregon.

“Clackamas Lease II” means the Commercial Lease Agreement dated April 7, 2024 between H & R Properties, LLC, an Oregon limited liability company, as Landlord, and Company, as Tenant, with respect to the real property which has an address of 16791 SE 120th Avenue, Clackamas, Oregon.

“Clackamas Leases” means the Clackamas Lease I and the Clackamas Lease II.

“Code” means the Internal Revenue Code of 1986, as amended.

“Closing Cash” means the Cash of Company as of the Effective Time, excluding all Restricted Cash.

“Contracts” means all contracts, agreements, options, legally binding understandings, leases for real or personal property, licenses, sales and accepted purchase orders, legally binding commitments, legally binding warranties and other legally binding instruments, including any Material Contracts, whether written or oral, to which any Person is a party or by which any of its assets are bound, including any option to renew or extend the term of any thereof.

“Control” (including the terms “controlling,” “controlled by” and “under common control with”, whether or not capitalized) means, with respect to any specified Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through ownership of securities or other equity interests.

“Covered Employee” means any (1) director, officer, manager, contractor or Employee of Company, or any other Person performing services for Company, (2) former director, officer, manager, consultant or employee of, or any other Person formerly performing services for, Company, or (3) beneficiaries of any Person described in (1) or (2).

“Current Assets” means the current assets of the Company included in the line items set forth on Exhibit A.

“Current Liabilities” means the current liabilities of the Company included in the line items set forth on Exhibit A.

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“D&O Tail” means an extended reporting period endorsement or policy of directors’ and officers’ liability insurance coverage of the Company for a period of coverage of not less than six years after the Closing Date, the cost of which shall be borne by Buyer.

“Data Security Requirements” means, collectively, all of the following to the extent relating to privacy, security, or security breach notification requirements and applicable to Company, to the conduct of the Business, or to any of the Business Systems: (i) Company’s own rules, policies, and procedures; (ii) all Applicable Laws, rules and regulations; (iii) PCI Standards; and (iv) contracts into which Company has entered or by which it is otherwise bound.

“Debt” means, without duplication in respect of any other Liability included in the calculation of the Purchase Price as finally determined, (i) any indebtedness of a Person in respect of borrowed money or evidenced by bonds, notes, debentures or other similar instruments or letters of credit (or reimbursement agreements in respect thereof), banker’s acceptances, interest swap agreements, capitalized or synthetic lease obligations or the unpaid balance of the purchase price of any assets, or overdrafts, as well as the amount of all indebtedness of others secured by a Lien (other than a Permitted Lien) on any asset of such Person (whether or not such indebtedness is assumed by such Person), (ii) all interest, fees and other expenses, including prepayment penalties and breakage costs, owed with respect to any Debt obligations, (iii) any unpaid Tax of Company attributable to any Pre-Closing Tax Period (other than Taxes allocated pursuant to Section 8.4 or accrued and included in Net Working Capital (if any)), the amount of which shall not be less than zero in the aggregate, with respect to any Tax or with respect to any jurisdiction, determined in accordance with Section 8.2 for any Straddle Period, and (iv) the amount of any indebtedness of any other Person guaranteed by such Person.

“Employee Benefit Plan” means any plan, policy, agreement, fund or arrangement providing bonuses, profit sharing benefits, pension benefits, compensation and incentives, deferred compensation, stock options, stock purchase rights, fringe benefits, severance payments, post-retirement benefits, scholarships, disability benefits, sick leave pay, vacation pay, commissions, payroll practices, retention payments, or other similar benefits, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), in each case, whether formal or informal, oral or written, funded or unfunded, insured or self-insured.

“Environmental Condition” means any condition with respect to the environment (including the air, water, groundwater, surface water and land), that results or may result in any damage, loss, cost, expense, claim, demand, order or liability to or against any Person by any third party or Governmental Authority, including any condition resulting from the ownership or operation of any asset or real property, the conduct of the Business or the Real Property.

“Environmental Laws” means any Applicable Law relating to the protection of human health, safety or the environment including: (A) reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, or Releases of Hazardous Substances and (B) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

“Environmental Liabilities” means all Liabilities of a Person arising under or relating to any Environmental Law or Environmental Condition.

“Environmental Permit” means all licenses, permits, qualifications, certificates, franchises, approvals, authorizations, exemptions, waivers and other registrations from any Governmental Authority issued under any Environmental Law necessary to conduct the Business as currently conducted, or to own or operate any assets of Company.

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“EPL Tail” means an extended reporting period endorsement or policy of employment practices liability insurance coverage of the Company for a period of coverage of not less than six years after the Closing Date, the cost of which shall be borne by Buyer.

“Equipment” means all vehicles, machinery, office and computer equipment, furniture, rolling stock, molds, shoes, dies, pallets and other equipment, together with all parts, tools, accessories and related supplies.

“Equity Interests” of any Person means (i) any and all shares of capital stock, partnership interests, membership interests or other equity securities of such Person; (ii) any other interest or participation that confers the right to receive a share of profits and losses of, or a distribution of assets of, such Person, including any stock appreciation right, phantom stock, profit participation right, restricted share, restricted share unit, contingent value right or other equity-based right; and (iii) any warrants, options, simple agreements for future equity (SAFEs), and other securities exchangeable for or convertible or exercisable into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, other than Company, that has employees who are or have been at any date of determination occurring within the preceding six years, treated pursuant to Section 4001(a)(14) of ERISA or Section 414 of the Code, as employees of a single employer that includes Company.

“Estimated Purchase Price” shall mean the amount of the Purchase Price but calculated using the estimated Net Cash and the estimated Net Adjustment provided by Company to Buyer pursuant to Section 2.2(d), and the Transaction Expenses provided to Buyer in the Transaction Expense Schedule.

“Fiduciary Tail” means an extended reporting period endorsement or policy of fiduciary liability insurance coverage of the Company for a period of coverage of not less than six years after the Closing Date, the cost of which shall be borne by Buyer.

“Fraud” shall mean actual and intentional fraud with respect to the making of any representation or warranty set forth in Article III, Article IV, or Article V of this Agreement by a Party, which such actual and intentional fraud will only be deemed to exist if such Party (i) made a false representation or warranty of material fact; (ii) with actual knowledge (as opposed to imputed or constructive knowledge) that such representation or warranty is false; (iii) with a specific intent to deceive and induce the Party to whom such representation or warranty is made to rely upon it; (iv) causing that Party to justifiably rely upon it; and (v) causing such Party to suffer loss by reason of such reliance. For avoidance of doubt, “Fraud” does not include any other form of fraud, tort or misrepresentation (whether reckless, negligent, constructive or otherwise).

“GAAP” means generally accepted accounting principles in the U.S.

“Government Bid” means any bid or proposal made by Company that, if accepted, would reasonably be expected to lead to the award of a Government Contract or, to Seller’s Knowledge, a Government Prime/Sub Contract.

“Government Contract” means any Contract in effect as of the date of this Agreement between Company, on the one hand, and any Governmental Authority, on the other hand..

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“Governmental Authority” means any foreign, domestic, federal, territorial, tribal, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization (if and to the extent that the rules, regulations, or orders of such organization have the force of law), or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of, or any entity owned (in whole or in part) by, any of the foregoing.

“Government Prime/Sub Contract” means any Contract between the Company, on the one hand, and any (i) prime contractor of a Governmental Authority in its capacity as a prime contractor of a Governmental Authority (including utilities providers) or (ii) higher-tier subcontractor with respect to any Contract of a type described in clause (i) or any Contract with any Governmental Authority, on the other hand.

“Hazardous Substance” means any substance: (A) the presence of which requires investigation or remediation under any Environmental Laws; (B) which is defined as a “pollutant,” “hazardous waste” or “hazardous substance” under any Environmental Laws; (C) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise hazardous and is regulated under Environmental Laws; (D) that includes per- and polyfluoroalkyl substances (PFAS) — perfluorooctanoic acids (PFOA) and perfluorooctanesulfonic acids (PFOS),or (E) that is gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (PCBs) or asbestos.

“Improvements” means all buildings, structures, fixtures and other fixed assets or improvements of any and every nature located on, or annexed, attached or affixed to, actually or constructively, the Real Property.

“Indemnified Tax or Taxes” means, without duplication of any Liability hereunder (including in respect of Debt), any (i) Tax of Seller or any equityholder of Seller, (ii) Tax (or the non-payment of any Tax) of Company for any Pre-Closing Tax Period, and (iii) withholding, payroll, social security, unemployment or similar Tax attributable to any payment that is contingent upon or payable as a result of the transactions contemplated by this Agreement, in each of clauses (i)-(iii), excluding any amount that was included in the calculation of Net Cash or any other component of the Purchase Price as finally determined. For purposes of this definition, any reference to the “Company” shall also be deemed to be a reference to Oldco.

“Intellectual Property” means all patents, patent applications, technology, products, inventions, registered and unregistered trademarks, trademark applications, trade names, service marks, copyrights, computer programs and other Software, domain names, URLs, websites, trade secrets, confidential and proprietary business information, unpatented inventions, processes, know-how, engineering, drawings, plans and product specifications and all other intellectual property and ideas, whether or not registered, used in commerce, fixed in a tangible medium of expression, reduced to practice or generally known.

“Inventory” means all inventories of raw materials, work-in-process, finished goods, supplies, consumables and the like.

“Liability” means any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whether or not required to be accrued, reserved against or otherwise reflected on a Person’s financial statements disclosed or required to be disclosed on any schedule to this Agreement.

“Lien” means any mortgage, deed of trust, lien, pledge, security interest, hypothecation, restriction, covenant, transfer restriction, right of first refusal, adverse claim, conditional sales contract, easement, right-of-way, license, encumbrance, option, voting trust, proxy, shareholder or similar agreement affecting or encumbering any of the Company Securities, or claim or charge of any kind or nature whatsoever.

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“Losses” means all demands, claims, assessments, losses, damages, costs, defense costs, expenses, liabilities, judgments, awards, fines, interest, sanctions, penalties, charges (including any amounts paid in settlement), whether or not arising from a third party claim, including reasonable costs, fees and expenses for attorneys, accountants and other representatives of a Person incurring or suffering such Losses; provided that Losses shall not include any punitive damages unless such damages are awarded to a third party in connection with a Third Party Claim.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that, individually or in the aggregate, has, will have or could be reasonably be expected to have a materially adverse effect on (a) the business, results of operations, financial condition or assets of the Company, or (b) the ability of the Company or Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, first arising or occurring after the date of this Agreement and arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in Applicable Laws or accounting rules (including GAAP) after the date of this Agreement; (vi) epidemics, pandemics, quarantines, or similar public health emergencies; (vii) any natural or man-made disaster or acts of God; or (viii) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions in respect of the Business (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided, that in the case of clauses (i), (ii), (iii), (iv), (vi) or (vii), if such effect disproportionately affects the Company as compared to other Persons or businesses that operate in the industry in which the Company operates, then such effect may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur.

“Net Adjustment” as calculated herein means: (i) if the Net Working Capital as of the Effective Time is greater than $20,455,000, the amount of such excess; (ii) if the Net Working Capital as of the Effective Time is less than $19,455,000, the amount of such shortfall; and (iii) if the Net Working Capital is less than or equal to $20,455,000 and greater than or equal to $19,455,000, zero. Exhibit A provides an example of the methodology used to compute the Net Adjustment, for illustrative purposes. For the avoidance of doubt, the Net Adjustment can be a positive or negative number.

“Net Cash” means (a) Closing Cash, minus (b) all the amount of all Debt of Company as of the Effective Time that is not paid pursuant to Section 2.2(f)(i) hereof. For the avoidance of doubt, Net Cash may be a positive or negative number.

“Net Working Capital” means: (a) Current Assets, less (b) Current Liabilities, determined as of the Effective Time in a manner consistent with the accounting methodologies and practices used in the preparation of the Financial Reports, with Inventory valued at the lower of average cost or net realizable value as calculated consistent with past practice of the Company in accordance with Section 2.2(e).

“Organizational Documents” means (i) any certificate or articles of incorporation, bylaws, shareholders agreement, certificate or articles of formation, operating agreement, limited liability company agreement or partnership agreement, or, if a trust, the agreement or declaration of trust, (ii) any documents comparable to those described in clause (i) as may be applicable pursuant to any Applicable Law and (iii) any amendment or modification to any of the foregoing.

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“Payment Card Data” means any data associated with a payment card or otherwise protected under the PCI Standards, including: (a) “card holder data” which includes (i) primary account number; (ii) cardholder name; (iii) service code; and (iv) expiration date; (b) “sensitive authentication data” which includes (i) magnetic strip data; (ii) CVC2, CVV2, CID; (iii) PIN and PIN Block information; and (iv) any security-related information; and (c) other information used to authenticate cardholders and/or authorize payment card transactions.

“Permits” means all licenses, permits, qualifications, certificates, franchises, approvals, authorizations, exemptions and other registrations necessary to conduct the Business as currently conducted, or to own or operate any assets of Company, except for Environmental Permits.

“Permitted Exceptions” means: (i) current city, state, municipal and county ad valorem taxes not yet due and payable; (ii) existing easements, rights-of-way, covenants, conditions, and restrictions of record, zoning, subdivision, building and other land use regulations or ordinances, and other use restrictions of record; (iii) mortgages or deeds of trust of record encumbering the interests of landlords in any Real Property; (iv) the terms and conditions of the Clackamas Leases and any sublease listed on Schedule 4.13(b); and (v) any other matters identified on Schedule 1.1(b).

“Permitted Liens” means as of any relevant time: (i) Liens for Taxes or governmental assessments, charges or claims, the payment of which is not yet due, or that are being contested in good faith by appropriate Proceedings, in each case, for which any potential Tax liability has been fully reserved; (ii) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar Persons imposed by Applicable Law incurred in the ordinary course of business and securing sums not yet delinquent, but which have been fully reserved; and (iii) with respect to real estate only, Permitted Exceptions; provided, however, that with respect to each of clauses (i) and (ii), none thereof materially and adversely affects, individually or in the aggregate, the value, marketability or current use of the affected property by Company, and further provided, with respect to each of clauses (i) and (ii), that to the extent that any such Lien arises at or prior to the Effective Time and relates to, or secures the payment of, a Liability, such Lien shall not be a Permitted Lien unless all Liabilities related thereto or secured thereby are fully accrued as accounts payable or accrued expenses as of the Effective Time and are taken into account in the calculation of the Net Adjustment pursuant to Section 3.1 (whether or not such Liabilities would be considered accounts payable, accrued expenses or current liabilities).

“Permitted Restrictions” means (a) restrictions on transfer imposed by applicable securities Laws, and (b) restrictions imposed or arising from ownership by Buyer.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, bank, estate or other entity or organization, including a Governmental Authority.

“Personal Information” means any information that can identify a person, which may include, but not be limited to, (i) name, address, telephone number, health information, driver’s license number, government-issued identification number, or any other data that can be used to precisely identify, contact or locate an individual, (ii) any nonpublic, personally identifiable financial information, such as information relating to a relationship between an individual person and a financial institution, and/or related to a financial transaction by such individual person with a financial institution or (iii) Internet Protocol addresses or other persistent device identifiers.

“Post Closing Liabilities” means (i) to the extent not covered by the D&O Tail, any obligation of Company to indemnify or hold harmless any current or former director or officer of Company for claims that relate to periods prior to the Closing, (ii) without duplication, any Debt of Company existing as of the Effective Time that is not taken into account in the calculation of Net Cash, and (iii) Transaction Expenses in excess of the amounts listed on the Transaction Expenses Schedule.

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“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period that includes (but does not end on) the Closing Date.

“Privacy Laws” shall mean any Applicable Law related to the protection, privacy or security of Personal Information or other data, including Applicable Laws relating to (i) protection of Personal Information, (ii) implementation of data privacy policies or data security policies in effect, including relating to data loss, theft and breach notification policies, and (iii) the transfer, exchange, disclosure, sharing, use or storage of employee applicant, employee, customer, or website user information, including the transfer of Personal Information across national borders.

“Proceeding” means any action, suit, proceeding, charge, inquiry, hearing, arbitration or, governmental investigation, whether public or private, and where private and involving a claim by an employee or former employee of the applicable Party, asserted in accordance with the then-existing policies and procedures of such Party.

“Purchase Price” shall mean an amount equal to (a) $96,000,000, plus (b) the Net Cash, minus (c) any unpaid Transaction Expenses, plus or minus (d) the effect of the Net Adjustment, as set forth in the definition thereof and as finally determined pursuant to Section 3.1.

“Related Party” means, with respect to any specified Person, (x) any Affiliate of such Person, (y) any member, shareholder, partner, trust, trustee, interest holder, legal guardian, manager, director, officer or executive employee of such specified Person or any of its Affiliates, or any other Person of which such specified Person is a member, shareholder, partner, beneficiary, trustee, interest holder, legal guardian, manager, director, officer or executive employee, or (z) any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law.

“Release” means actual or threatened releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into soil, air, surface water, or groundwater.

“Remanufacturing Services” means milling, sawing, pre-staining and other re-manufacturing services for premium specialty building materials.

“Restricted Cash” means (i) any Cash held by Company required to be held by Company pursuant to any Applicable Law, including worker compensation laws, (ii) without duplication of any amount hereunder, the amount of any outstanding checks, wires or electronic funds transfers that have not yet cleared, and (iii) security and other deposits, amounts deposited as cash collateral and any other Cash or Cash equivalents otherwise treated as restricted cash in accordance with GAAP.

“RWI Policy” means the buyer-side representations and warranties policy obtained by Buyer at Buyer’s expense in connection with the transactions contemplated herein attached hereto as Exhibit B.

“SALT Election” means any election under applicable state or local income Tax Law made by or with respect to Company pursuant to which Company will incur or otherwise be liable for any state or local income Tax liability under applicable state or local Law that would have been borne (in whole or in part) by the direct or indirect equity owners of Company had no such election been made (including any “Specified Income Tax Payment” as defined by IRS Notice 2020-75).

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“Schedules” means the Schedules attached to this Agreement.

“Seller’s Knowledge” and the “Knowledge of Seller” means the actual knowledge of each of Bradley M. McMurchie, Ryan Kline, James R. Adcock, and Christopher (Josh) DeGuire.

“Software” means any software, computer instructions, assembly language, object code, source code, routines, configuration files, compilers, development environments, and application programming interfaces, or to which access to the functionality thereof (for example with “Software as a Service” or similar arrangements) whether proprietary, “open source,” “copy-left” or any other designations, used in the conduct of the Business or operations of Company.

“Special Certification” means any federal, state or local designation or certification related to or indicating that a company is a minority-owned business, women-owned business, HUBZone business, veteran-owned business, small disadvantaged business or any similar designation or certification.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Tail Policies” means the D&O Tail, EPL Tail, and Fiduciary Tail.

“Tax” or “Taxes” means any U.S. federal, state, local or non-U.S. gross or net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, abandoned property or escheat, environmental or windfall profit tax, customs duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, whether disputed or not, together with any applicable interest, addition, fine or penalty.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule, attachment or amendment.

“Transaction Agreements” means, collectively, this Agreement and the other agreements, documents, instruments, and certificates executed or to be executed by any of the parties hereto in connection with the transactions contemplated by this Agreement, including those specified in Article II to be delivered at or before the Closing.

“Transaction Expenses” means all costs, fees and expenses, payable by Company at or after the Closing, to or for the benefit of employees or directors of Company, or to third parties (including all fees, costs and disbursements of counsel, investment banks, financial advisers, lawyers, and accountants) in each case in connection with the transactions contemplated by this Agreement (whether or not contingent on any other event or occurrence), the negotiation of the Transaction Agreements or any other documents required to effectuate the Closing or the performance thereof, including any bonuses, change in control payments, retention payments (other than retention payments paid at the written direction of Buyer), severance payments and other amounts (however denominated), payable by Company at or after the Closing to employees that are incurred or payable, as a result of the transactions contemplated by this Agreement or the occurrence of the Closing (whether or not such bonuses or amounts are contingent on any other event or occurrence), including any Taxes and employee benefit payments or contributions payable by Company in respect thereof and any other costs, expenses, and Liabilities incurred in connection therewith. For the avoidance of doubt, “Transaction Expenses” do not include ordinary course employee and contractor compensation.

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Section 1.2      Other Defined Terms. In addition to the terms defined in Section 1.1 above, the following terms shall have the respective meanings given thereto in the Sections indicated below:

Term	Section
Adcock Consulting Agreement	2.3(i)
Agreement	Preamble
Allocation Schedule	8.5
Beneficial Owner Consent	2.3(l)
Bids	4.9(e)
Business	Recitals
Buyer	Preamble
Buyer Fundamental Representations	9.2(b)
Buyer Indemnitees	9.1(a)
Buyer Plans	7.3(b)
Chosen Courts	10.11
Closing	2.2(a)
Closing Date	2.2(a)
Company	Preamble
Company Securities	Recitals
Confidential Information	7.1(b)
Continuing Employees	7.3(a)
Conversion	Recitals
Court of Chancery	10.11
Cycle Count	2.2(c)
D&O Indemnified Person	7.8(b)
Data Room	7.10
Debt Holder	2.2(b)
Deductible	9.4(a)
Delaware Federal Court	10.11
Effective Time	2.2(h)
Employees	4.15(a)
Equity Encumbrances	4.3(b)
Escrow Agent	2.2(f)(iii)
Escrow Agreement	2.2(f)(iii)
Escrow Consideration	2.2(f)(iii)
Financial Reports	4.5(a)
Indemnitee	9.3(a)
Indemnitor	9.3(a)
Independent Accounting Firm	3.1(c)
Insurance Policies	4.20(a)
Inventory Count	2.2(c)
Kline Employment Offer Letter Agreement	2.3(j)
Material Bids	4.9(e)
Material Contract	4.9(d)
Most Recent Financial Statements	4.5(a)
Most Recent Fiscal Month End	4.5(a)
Oldco	Recitals
Orders	4.11
Overpayment	3.1(c)
Party and Parties	Preamble
Pay-off Letter	2.2(b)
PCI Standards	4.18(b)
Products	Recitals
Promotional Contracts	4.21(b)
Promotions	4.21(b)
Proposed Amounts	3.1(b)
Real Property	4.13(b)
Released Claims	7.9
Released Parties	7.9
Releasors	7.9
Restricted Period	7.2(a)
Restrictive Covenant Agreements	2.3(k)
Securities Act	6.5
Seller	Preamble
Seller Group	10.16(a)
Seller Indemnitees	9.1(b)
Seller Prepared Returns	8.1(a)
Settlement Statement	2.2(f)
Stoel	10.16(a)
Straddle Period Return	8.1(b)
SWP	7.2(g)
Tax Claim	8.1(d)
Territory	7.2(a)(i)
Third Party Claim	9.3(a)
Third Party Purchaser	7.2(g)
Transaction Expense Schedule	2.2(d)
Transfer Taxes	8.4
WARN Act	4.15(d)
Withholding Agent	2.5

Article II
Purchase and Sale

Section 2.1      Purchase and Sale of Company Securities. At the Closing, subject to the terms and conditions of this Agreement, Seller will sell, transfer, and deliver to Buyer, and Buyer will purchase from Seller, the Company Securities, free and clear of all Liens (other than Permitted Restrictions), in exchange for the Purchase Price, payable in accordance with Section 2.2(f) and Section 2.2(g).

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Section 2.2      Closing.

(a)            The closing (the “Closing”) with respect to the transactions contemplated hereby shall take place electronically by the mutual exchange of portable document format (.PDF) signatures on the date of this Agreement (the “Closing Date”). The Parties intend to exchange and deliver all executed Closing deliverables by electronic delivery (other than the original certificate(s) evidencing the Company Securities, if any, and limited liability company unit transfer power(s), copies of which shall be delivered electronically to Buyer’s counsel prior to the Closing and originals of which shall be delivered to Buyer’s counsel promptly following the Closing), and such exchange and delivery shall constitute the Closing and be fully binding for all purposes hereof.

(b)            At least three Business Days prior to Closing, Company shall deliver to Buyer a letter (a “Pay-off Letter”) from each holder of any Debt (excluding for this purpose, any Debt described in clause (iii) of the definition of “Debt”) of Company or encumbering the Company Securities or any assets of the Company (each a “Debt Holder”), setting forth (A) the aggregate payments necessary to be made at the Closing in order to satisfy in full all amounts outstanding, including all principal, interest, fees, prepayment penalties or other amounts due or owing with respect thereto, (B) an agreement by such Debt Holder to release any Liens securing such Debt upon payment of such stated amount, and (C) wiring or other payment instructions for each such Debt Holder.

(c)            For purposes of determining the Inventory of Company as of the Effective Time, prior to the anticipated Closing, Seller and Company shall conduct an inventory cycle count (the “Cycle Count”), and include the results of the Cycle Count in the estimated Net Working Capital provided to Buyer pursuant to Section 2.2(d). Promptly following the Closing, Buyer shall conduct a physical count of the Inventory of the Company as the Inventory existed as of the Closing Date (the “Inventory Count”), and include the results of such Inventory Count in the calculation of Net Working Capital pursuant to Section 3.1(b). Seller shall have the right to have a representative present at all times during the Inventory Count. Inventory amounts set forth in the Cycle Count and the Inventory Count will be valued at the lower of average cost or net realizable value consistent with past practice of Company. Inventories: (i) of raw materials or work-in-progress that are not useable in the ordinary course of business; (ii) of finished goods that are obsolete or not saleable in the ordinary course of business without discounts or allowances (other than Company’s standard 1% 10, net 30 discount); or (iii) that have been held for more than 360 days, will be evaluated by Buyer and Company’s representative during the Inventory Count and subject to a reserve, the estimated amount of which is set forth on Schedule 2.2(c), and which will be determined in accordance with the accounting methodologies and practices used in the preparation of the Financial Reports, as shown in the methodology set forth on Exhibit A, for purposes of the calculation of Net Working Capital as of the Effective Time.

(d)            At least three Business Days prior to the anticipated Closing, Seller shall prepare and deliver, or cause to be prepared and delivered, to Buyer: (i) a good faith written estimate and calculation of the Net Cash and the Net Working Capital, each as of the Effective Time, and the resulting estimated Net Adjustment, each calculated in accordance with this Agreement, and based on the Cycle Count quantities, together with reasonable supporting documentation, and (ii) a schedule setting forth the amounts and payees of all Transaction Expenses payable at or after the Closing, including the accounts of the applicable Persons to which any unpaid Transaction Expenses shall be remitted, and wiring instructions for each such account (the “Transaction Expense Schedule”).

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(e)            At Closing, Seller shall sell, transfer, and convey to Buyer all of the Company Securities, free and clear of any Liens other than Permitted Restrictions.

(f)            At the Closing, Buyer shall pay, in accordance with a settlement statement (the “Settlement Statement”) executed by Buyer and Seller:

(i)            to each Debt Holder, the amount set forth in or determined in accordance with such Debt Holder’s Pay-off Letter;

(ii)            to each Person identified on the Transaction Expense Schedule, the amount of Transaction Expenses due and payable to such Person as of the Closing Date as identified on the Transaction Expense Schedule;

(iii)            to Citibank, N.A. (the “Escrow Agent”), an amount equal to $500,000 (together with any interest or earnings thereon, the “Escrow Consideration”), to be held in escrow and disbursed pursuant to the terms of this Agreement and an Escrow Agreement entered into on the Closing Date substantially in the form attached hereto as Exhibit C (the “Escrow Agreement”); and

(iv)            to Seller, an amount equal to the Estimated Purchase Price minus the Escrow Consideration;

(g)            The payment to be made by Buyer at the Closing pursuant to Section 2.2(f)(iv) will be paid by wire transfer to one bank account previously designated for such payment by Seller to Buyer in writing at least two Business Days prior to Closing. All amounts paid by Buyer pursuant to Section 2.2(f) shall be credited against the Purchase Price.

(h)            Unless otherwise agreed by Buyer and Seller, the purchase and sale of the Company Securities shall be deemed effective as of 11:59 p.m. Eastern Time on the Closing Date (the “Effective Time”).

Section 2.3      Seller and Company Closing Deliveries. At or prior to Closing, Seller and Company shall have delivered or caused to be delivered to Buyer:

(a)            an assignment of membership interests, in form and substance reasonably satisfactory to Buyer, duly executed by Seller;

(b)            a certificate from the Secretary or comparable official of each of Seller and Company, dated as of the Closing Date, attesting to the resolutions of such entity authorizing the execution, delivery and performance of the Transaction Agreements to be executed, performed and delivered by Seller and Company and waiving all matters affecting or restricting transfer arising under or created by the provisions of the Organizational Documents of Company or Seller, as applicable, and to the incumbency of the Person(s) executing any Transaction Agreement on behalf of such entity;

(c)            copies of the Organizational Documents of Company as in effect on the Closing Date and certified by the Secretary or comparable official of Company;

(d)            a certificate of valid existence (or equivalent) as to each of Seller and Company from the Secretary of State (or its equivalent) in its jurisdiction of organization and a certificate of valid existence (or equivalent) of Company in each state where Company is qualified to do business as a foreign entity, in each case dated not earlier than the fifth Business Day prior to the Closing;

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(e)            evidence reasonably satisfactory to Buyer and its counsel that all mortgages, security interests, collateral assignments and other Liens (other than Permitted Liens) on any of the assets of Company have been released, discharged and terminated in full, or will upon payment of the Debt under the Pay-off Letters be released, discharged and terminated in full, and any relevant assets or other assigned collateral have been returned to the relevant party;

(f)            as requested by Buyer, written resignations, effective as of the Effective Time, by all Persons who are directors or officers of Company;

(g)            a counterpart of the Escrow Agreement, duly executed by Seller;

(h)            a duly completed and executed IRS Form W-9, Request for Taxpayer Identification Number and Certification, of Seller;

(i)            a counterpart of a consulting agreement, substantially in the form attached hereto as Exhibit D (the “Adcock Consulting Agreement”), duly executed by James R. Adcock;

(j)            a counterpart of an offer letter and restrictive covenant agreement between Buyer and Ryan Kline, substantially in the form attached hereto as Exhibit E (the “Kline Employment Offer Letter Agreement”), duly executed by Ryan Kline;

(k)            a counterpart of a restrictive covenant agreement between Buyer and each of Bradley M. McMurchie, Ryan Kline, James R. Adcock, and Christopher (Josh) DeGuire, substantially in the form attached hereto as Exhibit F (collectively, the “Restrictive Covenant Agreements”), duly executed by each of them;

(l)            a consent substantially in the form attached hereto as Exhibit G (the “Beneficial Owner Consent”), duly executed by Bradley M. McMurchie and Ryan Kline and their respective spouses;

(m)            evidence, in form and substance reasonably acceptable to Buyer, that the Conversion has been consummated; and

(n)            all other documents, certificates, agreements or instruments reasonably requested to be delivered to Buyer at the Closing by Seller pursuant to any other provision hereof, duly executed by the relevant Person(s).

Section 2.4      Buyer Closing Deliveries. At or prior to Closing, Buyer shall have delivered or caused to be delivered to Seller and Company:

(a)            a counterpart to the Escrow Agreement, duly executed by Buyer;

(b)            a counterpart to the Adcock Consulting Agreement, duly executed by Buyer;

(c)            a counterpart to the Kline Employment Offer Letter Agreement, duly executed by Buyer;

(d)            a counterpart to each of the Restrictive Covenant Agreements, duly executed by Buyer;

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(e)            a copy of the binder agreement in respect of the RWI Policy, and evidence reasonably satisfactory to Seller that the RWI Policy was bound effective as of the date of this Agreement; and

(f)            the payment provided in Section 2.2(f)(iv).

Section 2.5      Withholding. Notwithstanding any other provision in this Agreement to the contrary, Buyer and, following the Closing, the Company and the Escrow Agent (each a “Withholding Agent”) shall have the right to deduct and withhold from any payments to be made or authorized hereunder such amounts as such applicable Withholding Agent is required to deduct and withhold with respect to the making of such payment under the Code, the Treasury Regulations or any provision of Applicable Law related to Taxes, including the employer portion of any employment, payroll or other Taxes with respect to any transaction bonus, whether payable by Buyer or the Company (if such employer portion is required to be withheld by the Code, the Treasury Regulations or any provision of Applicable Law related to Taxes); provided, however, that other than with respect to Seller’s failure to provide an IRS Form W-9 pursuant to Section 2.3(j) or any compensatory payment, Buyer, its representatives or designees shall provide notice of the expected withholding at least five Business Days prior to any such withholding. Such notice will include the legal authority and calculation of the expected withholding, and the Parties will use commercially reasonable efforts to cooperate to eliminate or minimize the amount of the withholding. The Withholding Agents shall timely and properly remit to the appropriate taxing authority any amounts so withheld. To the extent that amounts are so withheld and properly paid over to the applicable taxing authority in accordance with Applicable Law, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the recipient of payments in respect of which such deduction and withholding was made.

Article III
Calculation and Adjustment of Purchase Price

Section 3.1      Post-Closing Purchase Price Adjustment.

(a)            The Purchase Price will be subject to post-Closing adjustment as provided in this Section 3.1.

(b)            Within 90 days after the Closing Date, Buyer will cause to be prepared and delivered to Seller a written calculation and reasonable supporting documentation of the Net Working Capital and Net Cash as of the Effective Time, and the proposed resulting Net Adjustment and Purchase Price (as such Purchase Price may be affected as provided in the definition of Net Adjustment, supra), each calculated in accordance with this Agreement (such amounts, collectively, the “Proposed Amounts”). The Proposed Amounts shall be binding and conclusive upon the parties unless Seller gives written notice of disagreement to Buyer within 30 days after receipt of the Proposed Amounts, such notice to specify in reasonable detail the nature, basis and extent of such disagreement. During such 30-day period, Buyer will make or cause to be made reasonably available to Seller and its representatives any personnel, work papers, or other supporting documentation used in preparing the Proposed Amounts. If Buyer and Seller mutually agree upon the resolution of any disputes relating to the Proposed Amounts within 15 days after Buyer’s receipt of Seller’s notice of disagreement, such agreement shall be binding and conclusive upon all of the Parties.

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(c)            If Buyer and Seller are unable to resolve any such disagreements within such 15-day period, either Buyer or Seller may refer the accounting matters remaining in dispute for final determination to Grant Thornton LLP, or if such firm is unwilling or unable to accept such appointment, then such other reputable independent accounting firm as Buyer and Seller may designate by mutual agreement, or failing such agreement, as may be designated by a panel of two reputable national or regional independent accounting firms, one of which is selected by Buyer and the other of which is selected by Seller (the firm so designated, the “Independent Accounting Firm”). The Independent Accounting Firm shall only consider and have authority to resolve those accounting matters specifically referred to it for resolution. The Independent Accounting Firm shall apply the provisions of Article II and this Article III, and the defined terms set forth in this Agreement, in resolving any dispute pursuant hereto. The parties shall use their reasonable commercial efforts to cause the Independent Accounting Firm to resolve any such disputed accounting matters within 30 days after such referral. The decision of the Independent Accounting Firm as to any accounting matters in dispute shall be in writing and shall be final and binding upon all parties hereto for all purposes. Any disagreements among the parties with respect to any matters of law or the interpretation of this Agreement remain subject to the dispute resolution provisions set forth herein, and the Independent Accounting Firm shall have no authority to decide such matters unless specifically agreed by Buyer and Seller at the time, and any dispute as to whether a matter is an accounting matter or a matter of law or interpretation of this Agreement will, unless otherwise agreed by Buyer and Seller at the time, be resolved pursuant to the dispute resolution procedures set forth herein. The fees and disbursements of the Independent Accounting Firm shall be borne by Buyer or Seller, in inverse proportion to the percent (by dollar value) of the total contested matters resolved by the Independent Accounting Firm in its favor; provided, that the Independent Accounting Firm shall conclusively determine the parties’ responsibility for its fees and expenses pursuant to this sentence.

(d)            If the Purchase Price, as finally determined pursuant to this Section 3.1, exceeds the Estimated Purchase Price, then Buyer promptly and in any event within five Business Days shall pay such excess to Seller and the Parties shall jointly instruct the Escrow Agent to release the full amount of the Escrow Consideration to Seller. If the Estimated Purchase Price exceeds the Purchase Price (an “Overpayment”), as finally determined pursuant to this Section 3.1 and the amount of the Overpayment is less than the Escrow Consideration, then the Parties promptly and in any event within five Business Days shall jointly instruct the Escrow Agent to release an amount equal to the Overpayment to the Buyer and the balance of the Escrow Consideration (if any) to the Seller. If amount of the Overpayment as finally determined pursuant to this Section 3.1 is greater than the Escrow Consideration, then the Parties promptly and in any event within five Business Days shall jointly instruct the Escrow Agent to release the Escrow Consideration to Buyer and Seller shall pay to the Buyer any shortfall between the amount of the Escrow Consideration and amount of the Overpayment. Notwithstanding any other provision hereof, if, pursuant to Section 3.1, there is a dispute as to the Proposed Amounts, Seller, on the one hand, or Buyer, on the other, shall promptly pay (or jointly instruct the Escrow Agent to release) to Buyer or Seller, as appropriate, such overall net amounts as are not in dispute, pending final determination of any disputed matters pursuant to this Section 3.1.

Article IV
Representations and Warranties Regarding Company

Except as set forth in the Schedules, Seller and Company represent and warrant to Buyer, as of the date of this Agreement, the following:

Section 4.1      Organization. Company is a limited liability company, duly organized, and in valid existence under the laws of the State of Oregon. Company has all requisite power and authority to carry on its business as now conducted by it and to own and operate its assets as now owned and operated by it. Company is not required to be qualified to conduct business in any state or province other than those states or provinces set forth on Schedule 4.1, in which states Company is duly qualified to do business and in good standing (or equivalent). Company has delivered to Buyer true, correct and complete copies of the Organizational Documents of Company.

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Section 4.2      Authority; Enforceability; No Contravention.

(a)            Company has the right, power and authority to execute and deliver the Transaction Agreements executed or to be executed by it pursuant to this Agreement, and to perform its obligations thereunder. All requisite corporate action has been taken by Company to authorize and approve the execution and delivery of the Transaction Agreements, the performance by it of its obligations thereunder and all other acts necessary or appropriate for the consummation of the transactions contemplated by the Transaction Agreements.

(b)            The Transaction Agreements constitute (or will, when fully executed and delivered as contemplated herein, constitute) the legally binding obligations of Company, enforceable in accordance with their respective terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity).

(c)            Except as set forth on Schedule 4.2(c), the execution, delivery and performance of the Transaction Agreements by Company, and the consummation of the transactions contemplated thereby, do not and will not: (i) require the consent, waiver, approval, license or other authorization of any Person; (ii) violate any provision of Applicable Law; (iii) contravene, conflict with, or result in a violation of: (1) any provision of Company’s Organizational Documents; or (2) any resolution adopted by the members or managers of Company; or (iv) to the extent not covered by part (ii), conflict with, require a consent or waiver under, result in the termination of any provisions of, constitute a default under, accelerate any obligations arising under, trigger any payment under, or result in the creation of any Lien pursuant to, any Contract to which Company is a party or by which any of its assets are bound, in each such case whether with or without the giving of notice, the passage of time or both.

Section 4.3      Capitalization; Subsidiaries.

(a)            The entire authorized capital of Company consists of membership interests denominated in percentages.

(b)            Seller is the sole legal and beneficial owner of all of the Company Securities, free and clear of all Liens, options, and rights of other parties, and is not subject to any voting trusts, proxies, stockholder or similar agreements (collectively, “Equity Encumbrances”) other than Permitted Restrictions. Except for this Agreement and the transactions contemplated hereby, there are no agreements, arrangements, warrants, options, puts, calls, rights or other commitments or understandings of any character to which Seller or the Company is a party or by which the assets of Seller or the Company are bound and relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any Company Securities or other securities of Company. Except as set forth on Schedule 4.3(b), Seller has the full and unrestricted right, power and authority to sell and transfer the Company Securities to Buyer. Upon delivery of the Company Securities to Buyer at the Closing, Buyer will acquire sole legal and beneficial ownership of such Company Securities, free and clear of any Equity Encumbrance other than Permitted Restrictions.

(c)            All of the Company Securities have been duly authorized and validly issued, and are fully-paid and non-assessable, and were not issued in violation of any Applicable Laws or any preemptive or similar rights.

(d)            Company owns no shares, equity or debt securities or other proprietary or ownership interests, directly or indirectly, in any other Person. Company has no Contract to issue or acquire any shares, securities or proprietary or ownership interests in any other Person, including any options, warrants, rights of first refusal or other rights to purchase, acquire or subscribe for any such interests.

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Section 4.4      Affiliate Transactions. Except as disclosed on Schedule 4.4, neither Seller nor any of its Related Parties, or any of the Related Parties of Company, is a creditor, debtor, customer, distributor, supplier or vendor of, or service provider to, Company or the Business, or is the counter-party to any Contract with Company or by which Company or any of its assets are bound.

Section 4.5      Financial Reports; Liabilities.

(a)            Attached as Schedule 4.5(a) are correct and complete copies of the following financial statements of the Company (collectively, the “Financial Reports”): (i) redacted audited balance sheets, statements of income, stockholders’ equity, and cash flows as of and for the fiscal years ended October 31, 2022, 2023, and 2024 of Seller, the unredacted portions of which show the balance sheets and statements of income of Company as of and for such fiscal years; and (ii) unaudited balance sheets and statements of income (the “Most Recent Financial Statements”) as of and for the ten-month period ended August 31, 2025 (the “Most Recent Fiscal Month End”). Except as set forth on Schedule 4.5(a), such Financial Reports were prepared in accordance with GAAP in all material respects, except, with respect to the Most Recent Financial Statements, for footnote disclosures and year-end adjustments (none of which will be material individually or in the aggregate). Except as set forth on Schedule 4.5(a) and in respect of the Conversion, Company has made no change in accounting or Tax accounting policies, practices, or procedures during the three years prior to the date hereof.

(b)            The Financial Reports (i) are true and correct in all material respects; (ii) present fairly the results of operations of Company as of the date(s) and for the period(s) therein indicated; and (iii) are consistent with the books and records of Company prepared in the ordinary course of the Business.

(c)            Company does not have any Liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), except for Liabilities that (i) are accrued or reserved against in the Financial Reports, (ii) were incurred subsequent to the Most Recent Fiscal Month End in the ordinary course of business, (iii) result from the obligations of the Company under this Agreement or the Transaction Agreements, (iv) are actually taken into account in the calculation of any component of the Net Working Capital, (v) Liabilities otherwise expressly disclosed in this Agreement or on the Schedules hereto, (vi) are Liabilities pursuant to any Contract which arose in the ordinary course of business and did not result from any default, tort, breach of contract or breach of warranty, or (vii) are Liabilities not in excess of $10,000 individually, or $100,000 in the aggregate.

Section 4.6      Books and Records.

(a)            The books and other records of Company, all of which, subject to Section 10.15 and Section 10.16, have been made available to Buyer, have been maintained in accordance with commercially reasonable business practices, consistently applied, and fairly and accurately provide the basis for the financial position and results of operations set forth in the Financial Reports. Subject to Section 10.15 and Section 10.16, all of such books and records are in possession of Company at the Real Property and will be put into Buyer’s possession at the Closing.

(b)            Company maintains systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of accurate financial statements and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded assets are compared with existing assets at reasonable intervals and appropriate action is taken with respect to any material differences.

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Section 4.7      Legal Actions. Except as set forth in Schedule 4.7, there is no (and has not been, at any time in the preceding three years, any) Proceeding by or against Company (a) pending or (b) threatened in writing, or, to Seller’s Knowledge, otherwise threatened,; provided that the representation in part (a) of this Section 4.7 is made to Seller’s Knowledge with respect to inquiries or investigations against Company.

Section 4.8      Personal Property, Inventory, Title and Sufficiency of Assets and Receivables.

(a)            Part I of Schedule 4.8(a) sets forth the Equipment and all other tangible assets owned by Company (other than Inventory). Except as disclosed on Part I of Schedule 4.8(a), all such owned Equipment and tangible assets are located at the Real Property. Part II of Schedule 4.8(a) sets forth any Equipment or other tangible assets leased by Company. Except as disclosed on Part II of Schedule 4.8(a), all such leased Equipment and other leased tangible assets are located at the Real Property,

(b)            All Inventory of Company was produced or acquired by Company in bona fide, arms-length transactions entered into in the ordinary course of business. Except as set forth on Schedule 4.8(b), no items of Inventory have been held for 360 days or more or are held in quantities materially exceeding the amount of such item sold or consumed, as applicable, in the Business during the 12 calendar months ending on the date of this Agreement. Except as set forth on Schedule 4.8(b), no Inventory is held on consignment or is otherwise subject to any ownership interest of any third party. Except as set forth in Schedule 4.8(b), Company does not depend on any single vendor for any material portion of its Inventory and Company has not had any difficulty outside of the ordinary course of business in obtaining Inventory in the preceding 12 months. Except as set forth on Schedule 4.8(b), all finished goods Inventories of Company of a quality and quantity which are merchantable and saleable in all material respects as first quality goods without discounts or allowances (other than generally applicable trade discounts and allowances), and all Inventories of raw materials or work-in-process of Company are of a quality fully usable in the manufacture of first quality finished goods or are the subject of reserves or ordinary course output cost markups that have been established by the Company and set forth in the Financial Reports. Except as set forth on Schedule 4.8(b), the values at which such items of Inventory are recorded on the most recent balance sheet contained in the Financial Reports or, in the case of any Inventories acquired or produced following the date thereof, on the books and records of Company, reflect the normal Inventory valuation policies of Company (which policies are consistently applied and include the writing down of or reserving against the value of slow moving or obsolete Inventory and stating Inventories at the lower of average cost or net realizable value consistent with past practice of Company, and in the case of Inventories purchased from third parties, include freight costs).

(c)            Except as reflected on Schedule 4.8(c), Company owns all right, title and interest in and to all of the assets used or held for use by it in the Business, including those reflected on the Financial Reports, in each case, free and clear of any and all Liens, other than Permitted Liens. Company holds a valid leasehold interest in and to all of the leased Equipment and other leased tangible assets of third parties held or used by Company.

(d)            Except as set forth on Schedule 4.8(d), the tangible assets of Company are in good working condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are put, and no such assets are in need of replacement or of maintenance or repair, except for routine maintenance and repair and no such routine maintenance and repair has been deferred within the past 12 months.

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(e)            Except as set forth on Schedule 4.8(e), the assets of Company are all of the properties, assets and rights (tangible and intangible) used or necessary for the conduct of the Business as heretofore conducted by Company and are sufficient for the uninterrupted continuation of the Business (as historically conducted) immediately after the Closing.

(f)            All accounts and notes receivable of Company represent bona fide, arms-length sales made or services performed in the ordinary course of business or valid claims as to which full performance has been rendered by Company. No claims, defenses, setoffs or other adjustments with respect to the accounts or notes receivable of Company are pending or to Seller’s Knowledge threatened. The reserves against the accounts receivable for returns, allowances, chargebacks and bad debts have been determined in accordance with GAAP, consistently applied in accordance with past custom and practice.

(g)            The accounts payable of Company reflected on the Most Recent Financial Statements arose from bona fide transactions in the ordinary course of business, and all such accounts payable have either been paid, are not yet due and payable in the ordinary course of business, or are being contested by Company in good faith.

Section 4.9      Material Contracts.

(a)            The relevant subsection of Schedule 4.9 lists each Material Contract (as defined in Section 4.9(d) below). Except with respect to those customer purchase orders listed on Schedule 4.9(d)(xvii) which are in excess of $50,000 and are with customers listed on Schedule 4.21, Company has delivered to Buyer true, correct and complete copies of all such Material Contracts, each as currently in effect, and there are no unwritten Material Contracts.

(b)            Company has not in any material respect breached, violated or defaulted under, nor has Company received written, or to Seller’s Knowledge any other, notice alleging that it has breached, violated or defaulted under, any Contract to which it is a party. To Seller’s Knowledge, (i) no other party obligated to Company pursuant to a Contract has breached, violated or defaulted under any Contract to which Company is a party, and (ii) no event has occurred which with the passage of time or the giving of notice or both would reasonably be expected to result in a default, breach, or event of non-compliance under any such Contract.

(c)            Except as set forth on Schedule 4.9(c), all of the Contracts to which Company is a party or by which Company or its assets are bound: (i) are valid and enforceable against Company and, to Seller’s Knowledge, any counterparty, in accordance with their respective terms; and (ii) are in full force and effect.

(d)            The term “Material Contract” means each Contract to which Company is a party, or by which Company or its assets are bound, that:

(i)            involves the expenditure or receipt of more than $500,000 annually, or with respect to Contracts that are purchase orders given or received in the ordinary course of business, involves the expenditure or receipt of more than $500,000;

(ii)            includes clauses requiring the purchase or sale of minimum quantities (or payment of any amount for failure to purchase or sell any specific quantities) of goods or services, or containing “most favored nations” or similar pricing arrangements;

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(iii)            requires Company to indemnify or hold harmless any other Person, or provides for a guaranty of or by Company, other than pursuant to standard terms and conditions of sale the form or forms of which have been provided to Buyer;

(iv)            imposes on any Person any: (A) confidentiality or non-disclosure obligations (other than pursuant to standard terms and conditions entered into in the ordinary course of business) or (B) non-compete obligation or restricts any Person from conducting or engaging in any business or activity in any jurisdiction;

(v)            relates to or provides for the marketing, sale or distribution of products or services (other than bona fide customer purchase orders received in the ordinary course of business consistent with past practices, not in excess of $500,000);

(vi)            relates to any arrangement, agreement or relationship of any kind with any labor union or association, including any collective bargaining agreement;

(vii)            provides for a partnership, joint venture, teaming or similar arrangement pursuant to which Company shares in the profits or losses of any business with any other Person or is jointly liable with any other Person;

(viii)            provides for or relates to any employment (other than at will arrangements) or consulting relationship with any Person;

(ix)            is between Company and any Related Party;

(x)            is a Government Contract, or to Seller’s Knowledge, is a Government Prime/Sub Contract;

(xi)            pursuant to which (A) Company is a lessee or sublessee of or holds, occupies or operates, any real property, or (B) Company is a lessor or sublessor of, or makes available for use, occupancy or operation by any Person, any real property;

(xii)            relates to rail, track or similar service to any Real Property;

(xiii)            pursuant to which Company grants or is granted a license of any Intellectual Property, or receives or is required to pay any royalty or similar payment related to the use or exploitation of any Intellectual Property, other than (A) licenses for any non-customized, off-the-shelf third-party Software which has an annual fee of less than $50,000, (B) customary nondisclosure agreements entered into by the Company in the ordinary course of business (that do not include any terms (1) granting the right to use residuals, (2) assigning Intellectual Property rights, (3) granting express license rights, or (4) constituting a covenant not to assert Intellectual Property rights), (C) nonexclusive feedback licenses and nonexclusive licenses to use trademarks, in each case that are incidental to the subject matter of the applicable agreement in which they are incorporated; (D) licenses to a service provider solely for the purpose of allowing such service provider to provide services to Company, and (E) implied licenses to use in connection with the sale of Products;

(xiv)            provides for the research, development, design or other creation, discovery or advancement of any Intellectual Property, including any consulting work related thereto;

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(xv)            grants a Lien on any assets of Company (including under conditional sales, capital leases or other title retention or security devices);

(xvi)            grants or increases any severance, continuation, termination or post-termination pay to any officer, manager, member, interest holder, partner, shareholder, director, employee of independent contractor of Company or any Related Party;

(xvii)            is with any customer, supplier, or re-manufacturing partner listed on Schedule 4.21 (other than bona fide customer purchase orders received in the ordinary course of business consistent with past practices not in excess of $50,000); or

(xviii)            extends for a term of more than 12 months from the date hereof (unless terminable by Company without payment or penalty upon no more than 30 days’ notice).

(e)            Schedule 4.9(e) lists all bids, quotes, or proposals issued by Company which are (a) entered into Company’s electronic customer order management system and (b) still open for acceptance or negotiation and (c) which, if accepted, would result in a Material Contract (“Material Bids”). Each bid, quote, or proposal issued by Company which is still open for acceptance or negotiation, including each Material Bid (each, a “Bid”), was prepared and submitted by Company in the ordinary course of business on arms-length terms. To Seller’s Knowledge, no Bid would result in a material loss to Company if timely accepted in accordance with its terms and executed in accordance with the Company’s standard practice. All representations and warranties made by Company in connection with any Material Bid were true, correct and complete in all material respects when made and, to Seller’s Knowledge, no intervening changes have occurred that would render any such representations or warranties inaccurate or misleading in any material respect.

Section 4.10      Tax Matters.

(a)            Company has timely filed or caused to be timely filed, taking into account any applicable extension, with the appropriate taxing authorities all Tax Returns that it was required to file. Each such Tax Return was prepared in compliance with Applicable Laws and is correct and complete in all material respects. Any Tax due and owing by Company (whether or not shown on any Tax Return) has been timely paid. Company is not currently the beneficiary of any extension of time within which to file any Tax Return (other than customary extensions entered into in the ordinary course of business for which any such Tax Return has been timely filed by the applicable extension due date) or pay any Tax. Company has not waived any statute of limitations with respect to Taxes. There are no Liens for Taxes (other than Permitted Liens) upon the Company Securities or any of the assets of the Company.

(b)            No deficiency or proposed adjustment for any amount of Tax has been proposed, asserted or assessed in writing, or to Seller’s Knowledge otherwise proposed, asserted or assessed, by any taxing authority against Company that has not been paid, settled or otherwise resolved. There is no Proceeding (a) pending before or (b) threatened in writing by a taxing authority, or to Seller’s Knowledge otherwise threatened by a taxing authority against Company with respect to any Tax; provided that the representation in part (a) of this Section 4.10(b) is made to Seller’s Knowledge with respect to taxing authority inquiries or investigations. Company has not been notified in writing, or to Seller’s Knowledge otherwise notified, by any taxing authority that any issue has been raised with respect to any Tax Return of Company, including, but not limited to, a written request for information related to any Tax matter of the Company that has not been fully resolved. There has not been, within the past three calendar years, an audit by, or written notice of, or to Seller’s Knowledge other notice of, potential audit from, any taxing authority with respect to the Tax Returns filed by Company.

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(c)            Company (i) has withheld and timely paid all Taxes required to be withheld or collected in connection with amounts paid or owing to any employee, independent contractor, equityholder or other third party, and has properly completed and timely filed and provided all requisite forms, including without limitation, any Forms W-2 and 1099 and (ii) has properly collected and timely remitted all sales, use, value added, gross receipts and similar Taxes, as applicable, with respect to sales made or services provided to its customers or has properly received and retained any appropriate Tax exemption certificates and other documentation for all sales made or services provided without charging or remitting sales, use, value added, gross receipts or similar Taxes that qualify such sales or services as exempt from sales, use, value added, gross receipts or similar Taxes, as applicable.

(d)            No claim has ever been made in writing, or to Seller’s Knowledge otherwise made, by any taxing authority in a jurisdiction where Company does not file Tax Returns that Company is or may be subject to taxation by that jurisdiction.

(e)            Company is not (i) a party to any Tax allocation, sharing, indemnity or reimbursement agreement or arrangement (other than a Contract entered into in the ordinary course of business the principal purpose of which is not related to the allocation of Tax liabilities) or (ii) liable for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Applicable Law) as a transferee or successor, by Contract or otherwise (other than a Contract entered into in the ordinary course of business the principal purpose of which is not related to the allocation of Tax liabilities).

(f)            Company is not, and has not been, a party to a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(g)            No private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any taxing authority with respect to Company. No power of attorney currently in force has been granted by Company that would be binding on Buyer with respect to Tax matters for taxable periods including, or beginning after, the Closing Date. Company has no voluntary disclosure agreements or similar programs pending with any jurisdiction.

(h)            Within the three-year period ending on the date of this Agreement, Company has not been a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i)            Company has complied in all material respects with any unclaimed property or escheat obligation in accordance with Applicable Law. Neither Company nor any of its Affiliates have received any written, or to Seller’s Knowledge other notices of Company’s non-compliance with any such obligation.

(j)            Company has never made a SALT Election.

(k)            The Conversion has been consummated.

(l)            The Company: (i) has never held an interest in a “controlled foreign corporation” as defined in Section 957 of the Code (ii) has never held an interest in a “passive foreign investment company” within the meaning of Section 1297 of the Code and (iii) does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized.

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(m)            For U.S. federal (and applicable state and local) income Tax purposes: (i) from November 1, 2003 until the Conversion, Oldco was treated as a “qualified subchapter S subsidiary” of Seller and (ii) since the date of the Conversion, Company has been treated as an entity disregarded as separate from Seller within the meaning of Treasury Regulations Section 301.7701-2(c)(2)(i).

Any reference to “Company” in this Section 4.10 shall also be deemed to refer to Oldco.

Section 4.11      Applicable Laws and Permits. Schedule 4.11 sets forth a list of (i) all Permits held by Company, and (ii) all orders, writs, injunctions, directives, judgments, decrees, or awards issued by a Governmental Authority to Company (collectively, “Orders”). Company has previously delivered to Buyer true, correct and complete copies of all such Permits and Orders. Except as listed on Schedule 4.11:

(a)            Company holds all Permits necessary in all material respects for its activities, each of which is in full force and effect;

(b)            The Business is now being, and during the last three years, has been, conducted, and the assets of Company are, and during the last three years, have been, owned and operated, in material compliance with all Applicable Laws, Orders and Permits;

(c)            Company has received no written, or to Seller’s Knowledge, any other, notice of any alleged violation, breach or default of any Applicable Laws, Orders or Permits;

(d)            During the last five years, Company has neither conducted nor initiated a formal internal investigation nor made a voluntary disclosure to any Governmental Authority with respect to any alleged violation of any Applicable Laws, Orders or Permits; and

(e)            No loss or non-renewal of any Permit is pending or to Seller’s Knowledge threatened, and to Seller’s Knowledge each Permit is renewable (in accordance with standard procedures of renewal of such Permit) upon expiration.

Section 4.12      Certain Changes. Since October 31, 2024, Company has conducted the Business in the ordinary course of business consistent with past practices and has used commercially reasonable efforts to preserve the Business and its assets. Without limiting the foregoing, except as specifically listed in the relevant subsection of Schedule 4.12, since October 31, 2024, there has not been any:

(a)            event or circumstance that has had, individually or in the aggregate, a Material Adverse Effect;

(b)            damage, destruction or loss (whether or not covered by insurance) that resulted in or would reasonably be expected to result in losses, in the aggregate, of more than $50,000;

(c)            revaluation or write-down of any of the Company’s assets;

(d)            amendment of any Material Contract or termination of any Contract that, were it still in effect as of the date hereof, would be a Material Contract;

(e)            other than resulting from the Conversion, change in accounting principles, methods or practices, or in the manner of keeping books and records, or any change in practices with regard to receivables, payables, sales, reserves, Inventory, or Inventory valuation;

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(f)            other than in connection with the Conversion, issuance, sale or disposition of any securities of Company, grant of any options, warrants or other rights to acquire (including upon conversion, exchange or exercise) any securities of Company, or redemption, purchase or acquisition of any securities of Company or amendment or change to any of Company’s Organizational Documents or making of any other payment to Company’s securityholders (or any Affiliates of such securityholders);

(g)            (i) grant of any severance, continuation or termination pay to any Covered Employee; (ii) entering into of any employment (other than standard offer letters), deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any Covered Employee; (iii) material increase in benefits payable or potentially payable under any severance, continuation or termination pay policies or employment agreements with any Covered Employee; (iv) increase in compensation, bonus or other benefits payable or potentially payable to any Covered Employee, other than routine increases in compensation consistent with Company’s past practices; (v) material change in the terms of any bonus, pension, insurance, health or other benefit plan applicable to Covered Employees, other than customary annual adjustments and modifications initiated by the vendors providing of such benefits; or (vi) representation that Company or Buyer would continue to maintain or implement any benefit plan or would continue to employ such employee after the Closing;

(h)            acquisition or disposal of assets in an amount exceeding $50,000 individually or $100,000 in the aggregate (except purchases and sales of Inventory in bona fide, arms-length transactions entered into in the ordinary course of business consistent with past practice);

(i)            promotional, sales or discount or other activity outside the ordinary course of business intended to have the effect of accelerating sales prior to the Closing that would otherwise be expected to occur subsequent to the Closing;

(j)            capital expenditures, or commitments for capital expenditures, exceeding, individually or for any group of related expenditures, $25,000;

(k)            made or revised any Tax election (other than with respect to the Conversion), adopted or changed any Tax accounting method, failed to timely file any Tax Return, amended any Tax Return, waived any statute of limitation in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, or settled or compromised any Tax liability;

(l)            (i) to Seller’s Knowledge, any initiation of any Proceeding or (ii) any settlement or compromise of any Proceeding;

(m)            any change in Company credit policies, practices or limits, other than changes made with respect to specific customers in the ordinary course of business; or

(n)            agreement to do, either directly or indirectly, any of the things described in the preceding clauses (c) through (m).

Section 4.13      Real Property.

(a)            Company does not own and has never owned any real property.

(b)            Schedule 4.13(b) identifies all real property in which Company has a leasehold, subleasehold, licensee or appurtenant easement interest (the “Real Property”). Company has a valid leasehold, subleasehold, licensee or appurtenant easement interest in the Real Property free and clear of any Liens, other than Permitted Liens. Except as set forth on Schedule 4.13(b), the Company has not granted any right to any Person to occupy or use the Real Property, and except for the Permitted Liens and as set forth on Schedule 4.13(b), no Person other than Company has any right to occupy or use the Real Property. The Real Property and any easements appurtenant to the Real Property that are used by Company in connection with Company’s Business constitutes all of the lots, tracts and parcels of real property occupied, used or held for use by Company.

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(c)            Except as set forth on Schedule 4.13(c), Company has received no written notice of any special assessments with respect to the Real Property or that any thereof is under consideration by any Governmental Authority.

(d)            Except as set forth on Schedule 4.13(d), since October 31, 2024: (i) no buildings, structures or other Improvements have been erected and no structural additions to existing buildings, structures or other Improvements have been made on the Real Property; and (ii) there has been no fire, flood or other casualty materially and adversely affecting any of the buildings, structural additions or other Improvements on the Real Property.

(e)            Except for Permitted Liens and as set forth on Schedule 4.13(e), to Seller’s Knowledge (i) none of the Real Property is encroached on by any other Person or its operations; (ii) there is no basis for any dispute regarding the location of any boundary line of the Real Property; and (iii) there is no encroachment or alleged encroachment by an Improvement, any Equipment or any Inventory onto any real property of, or any area subject to any easement held by, any other Person. To Seller’s Knowledge, there are no mortgages or deeds of trust of record encumbering the interests of the landlords in any of the Real Property. To Seller’s Knowledge, there are no easements, rights-of-way, covenants, conditions, or restrictions of record or encroachments and other matters which could materially and adversely affect the use of any of the Real Property for the Company’s Business. To Seller’s Knowledge, except as set forth on Schedule 4.13(e), Company has not received any written notice alleging any encroachment or boundary dispute with respect to the Real Property that has not been resolved. To Seller’s Knowledge, Company is not currently, nor has it ever been, in breach of the terms of an easement appurtenant to the Real Property.

(f)            To Seller’s Knowledge, none of the Real Property is subject to any pending or threatened in writing, condemnation, eminent domain, expropriation or rezoning Proceeding, and Company has received no written, nor to Seller’s Knowledge any other, notice to the contrary. Except as set forth on Schedule 4.13(f), to Seller’s Knowledge the Real Property and the current use thereof complies in all material respects with all restrictive covenants and Applicable Laws, including subdivision, municipal, zoning or building ordinances or codes, use and occupancy restrictions, in each case, without reliance on any “grandfather” clauses or exceptions for permitted, non-conforming uses, and Company has received no written, nor to Seller’s Knowledge any other, notice alleging the contrary. All of the Real Property has permanent and direct access to a dedicated public right of way, and to Seller’s Knowledge all existing rail freight service (if any) to and from the Real Property is sufficient in all material respects for the uninterrupted continuation of the Business (as historically conducted) immediately after the Closing.

(g)            Except as set forth on Schedule 4.13(g), Company is not indebted to any contractor, laborer, mechanic, materialman, architect, engineer or any other Person for work, labor or services performed or rendered, or for materials supplied or furnished, in connection with the Real Property for which any such Person could claim a Lien against the Real Property or any other assets of Company.

(h)            To Seller’s Knowledge, no portion of the Real Property is located within any Special Flood Hazard Area designated by the U.S. Federal Emergency Management Agency, or in any area designated as a flood plain or in a similar designation by any Governmental Authority; no portion of the Real Property meets the definition of “wetlands” codified at 40 C.F.R. part 230.3(t), or has been similarly designated by any Governmental Authority; and no portion of the Real Property constitutes “wetlands” that have been filled, whether or not pursuant to appropriate Permits, and Company has received no written, nor to Seller’s Knowledge any other, notice alleging the contrary.

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(i)            To Seller’s Knowledge, no portion of the Real Property is subject to any classification, designation or preliminary determination of any Governmental Authority, or pursuant to any Applicable Law, which would materially restrict the use, development, occupancy or operation of the Real Property in connection with the Business, including any designation or classification as an archeological site, any classification or determination under the U.S. Endangered Species Act or any comparable Applicable Law, or any designation as a historical, heritage or cultural site, and Company has received no written, nor to Seller’s Knowledge any other, notice alleging the contrary.

(j)            Except as set forth on Schedule 4.13(j): (i) the Improvements are in good order and repair, ordinary wear and tear excepted, and to Seller’s Knowledge free from material defects; (ii) to Seller’s Knowledge, the Improvements were constructed and completed in compliance with accepted standards of materials and workmanship; (iii) all electrical, plumbing, heating and air-conditioning and exterior drainage systems and equipment, in or on the Real Property are in good condition and working order, ordinary wear and tear excepted; (iv) to Seller’s Knowledge there is no termite or other pest infestation, or dry-rot affecting any of the Real Property that will require material repairs to any of the Real Property; (v) to Seller’s Knowledge, there is no subsidence or other soil condition that does or is reasonably likely in the future to materially and adversely affect the use of any of the Real Property in the Business; and (vi) all rail track, rail ties, rail bed and similar structures subject to any Material Contract listed pursuant to Section 4.9(d)(xii) are in good condition and working order.

(k)            Except as set forth on Schedule 4.13(k), to Seller’s Knowledge, none of the Real Property is subject to any use, development or occupancy restrictions (except those imposed by applicable zoning, subdivision, and other laws and regulations or any covenants, conditions, and restrictions of record), Taxes or utility “tap-in” fees (except those generally applicable throughout the tax district in which such Real Property is located), or charges or restrictions, whether existing of record or arising by operation of law, unrecorded or unregistered agreement or the passage of time or otherwise (other than the Permitted Exceptions), and Company has received no written, nor to Seller’s Knowledge any other, notice alleging the contrary.

(l)            Company has previously made available to Buyer true, correct and complete copies of all surveys, title reports, title insurance policies, or material specifications, engineering and mechanical data in the Company’s possession relating to any of the Real Property.

Section 4.14      Environmental Matters.

(a)            Except as set forth on Schedule 4.14(a), Company has not: (i) entered into or been subject to any consent decree, compliance order, or administrative order pursuant to applicable Environmental Laws or relating to any Environmental Condition; or (ii) received any written request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any Environmental Condition (including under the citizen suit provision of any Environmental Law), and to Seller’s Knowledge there is no basis to believe that any of the above is reasonably likely to be forthcoming.

(b)            Except as set forth on Schedule 4.14(b), Company (i) in the previous three years has complied in all material respects with all applicable Environmental Laws (ii) is presently in compliance in all material respects with all applicable Environmental Laws, (iii) holds all material Environmental Permits necessary for its activities, and (iv) is in material compliance with all Environmental Permits.

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(c)            Schedule 4.14(c) sets forth a list of all Environmental Permits held by Company. Company has previously delivered to Buyer true, correct and complete copies of all such Environmental Permits.

(d)            Except as set forth on Schedule 4.14(d), Company has not received any written notice of any alleged violation, breach or default of any Environmental Laws or Environmental Permits.

(e)            Except as set forth on Schedule 4.14(e), Company has not generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced, recycled, or processed any Hazardous Substances or wastes except, in each case, in compliance in all material respects with all applicable Environmental Laws, and there has been no material Release of any Hazardous Substances (as hereinafter defined) by Company at the Real Property.

(f)            Except as set forth on Schedule 4.14(f), to Seller’s Knowledge, there are no, and have never been any, underground storage tanks present on the Real Property, except for such storage tanks as have been closed in accordance with Environmental Laws.

(g)            Except as set forth on Schedule 4.14(g), to Seller’s Knowledge there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans that would reasonably be expected to: (i) interfere with or prevent continued material compliance with any Environmental Law with respect to the operation of the Business, (ii) give rise to any material Environmental Liability in connection with the Real Property, or (iii) otherwise form the basis of any Proceeding against Company (A) under any Environmental Laws, (B) based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or Release of any Hazardous Substance by the Company, or (C) resulting from exposure to Hazardous Substances on the Real Property.

(h)            Except as set forth on Schedule 4.14(h), Company is not required or obligated to make any material capital or other expenditure to achieve or remain in material compliance with any Environmental Law.

(i)            Schedule 4.14(i) lists all reports or tests with respect to compliance of the Real Property or the Business with Environmental Laws or the presence of Hazardous Substances on the Real Property prepared within the preceding three years that are in the possession, custody or control of Company. Company has previously delivered to Buyer copies of all such reports and tests.

(j)            At no time has Company (i) produced or manufactured or (ii) sold or otherwise placed in commerce, any product containing asbestos, asbestos-containing material, or per- and polyfluoroalkyl substances (PFAS) — perfluorooctanoic acid (PFOA) and perfluorooctanesulfonic acid (PFOS),. To Seller’s Knowledge, there are no and in the last three years never has been any, asbestos or asbestos-containing materials present on the Real Property.

Section 4.15      Employment Matters.

(a)            Schedule 4.15(a) sets forth: (i) all present employees (including any leased or temporary employees) of Company (the “Employees”) and independent contractors providing services to Company; (ii) each Employee’s or independent contractor’s current rate of compensation (including bonus opportunity and most recent bonus), exempt/non-exempt status, as applicable, job title, years of service, part-time or full-time status, location of employment (including the location of any employees working remotely), and visa type (if any); and (iii) each Employee’s accrued bonuses, commissions, vacation, sick leave or personal leave, as applicable. Schedule 4.15(a) also names any Employee who is absent from work on a leave of absence, the type of such leave and the anticipated return date. Except as set forth on Schedule 4.15(a), there are no unpaid wages, bonuses or commissions (other than those not yet due and which have been accrued in the financial books and records of Company) owed to any Employee.

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(b)            Except as set forth on Schedule 4.15(b), Company: (i) has not, in the past three years, experienced any organized slowdown, organized work interruption, strike, work stoppage, or, to Seller’s Knowledge, union organizing effort by its employees; (ii) is not a party to, or obligated by, any collective bargaining agreement or similar Contract regarding the rates of pay, working conditions or other terms of employment of any employees; (iii) is not obligated under any Contract or otherwise to recognize or bargain with any labor organization or union on behalf of any employees; and (iv) is not currently engaged in negotiating a new collective bargaining agreement covering any Employees and is not under an obligation to do so as a result of a unit certification issued by the National Labor Relations Board.

(c)            Except as listed in Schedule 4.15(c), in the last three years, (i) neither Company nor any of its officers, directors, shareholders, or, to Seller’s Knowledge, employees has been charged, or to Seller’s Knowledge threatened, with the charge of, any unfair labor practice; (ii) Company is, and for the previous three years has been, in material compliance with all Applicable Laws concerning the employer-employee relationship and with all agreements relating to the employment of the Employees, including applicable wage and hour laws, overtime eligibility and compensation laws, discrimination laws, workers’ compensation laws, occupational safety laws, worker eligibility laws, unemployment laws and social security laws; and (iii) Company has received no written allegations, and no other allegations have been submitted via Company whistleblower hotline or other then-existing Company reporting policies or procedures, of sexual harassment or other allegations of sexual harassment against any employee, officer, shareholder, or director of Company in their capacity at the Company as such, and Company has not entered into any settlement agreements related to allegations of sexual harassment or misconduct by an employee, officer, shareholder or director of Company. There is no employment-related grievance or claim against the Company pending or, to Seller’s Knowledge, threatened.

(d)            Except as set forth on Schedule 4.15(d): (i) all Employees are employees at-will, terminable on one-month’s notice or less without penalty; and (ii) there are no outstanding agreements or arrangements with respect to severance payments to current Employees or former employees of Company. Schedule 4.15(d) identifies all former employees of Company that have suffered an employment loss within the preceding 90 days. No notice required under the Federal Workers Adjustment and Retraining Notification Act (“WARN Act”), or any similar state law has been or will be required of Company to its employees or former employees by reason of any acts prior to the Closing or, to Seller’s Knowledge, by reason of the consummation of the Closing.

(e)            Company’s records accurately reflect in all material respects the employment or service histories of its employees, independent contractors, contingent workers and leased employees, including their hours of service. Each Person who is classified on such records as an employee or independent contractor is properly classified.

Section 4.16      Employee Benefit Plans.

(a)            Schedule 4.16(a) provides a true and complete list of, and identifies the plan sponsor of, each Employee Benefit Plan that (i) Company or any ERISA Affiliate sponsors, maintains, administers or has Liability with respect to, or contributes to or has any obligation to contribute to, in each case, for the benefit of any Covered Employee, or (ii) with respect to which Company has any Liability. Each Employee Benefit Plan has been maintained and operated in material compliance with Applicable Laws and with the documents and instruments governing such plan. There has been no amendment to or announcement by Company relating to any Employee Benefit Plan that would increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent calendar year. Except as disclosed in Schedule 4.16(a), there exist no employment, consulting, severance, retention, termination, indemnification, change of control, bonus or similar agreements, arrangements or understandings between Company and any Covered Employee.

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(b)            Except as set forth on Schedule 4.16(b) or as otherwise contemplated in Section 7.3 of this Agreement, the consummation of the transactions contemplated by this Agreement will not (i) result in any Liability for any employee benefits, including Liability for severance pay, unemployment compensation, termination pay, plan underfunding, or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any Covered Employee; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant, except as a result of any partial plan termination resulting from this Agreement; or (iii) limit or restrict the ability of Buyer or its Affiliates to merge, amend or terminate any Employee Benefit Plan (that is sponsored by the Company), in each case, as a result of the execution of this Agreement and the consummation of the transactions contemplated hereby. Except as disclosed on Schedule 4.16(b), there have been no previous events or occurrences that have given or may give rise to any Liability for withdrawal liability, including partial withdrawal liability, for which Company may be liable, and all such withdrawal liability has been fully satisfied. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event), result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(c)            Company has delivered to Buyer, with respect to each Employee Benefit Plan, true, correct and complete copies of: (i) the documents embodying the plan, including the current plan documents and documents creating any trust maintained pursuant thereto, all amendments, investment management agreements, administrative service contracts, group annuity contracts, insurance contracts, certificates of coverage, collective bargaining agreements, the most recent summary plan description with each summary of material modification, if any, and employee handbooks; (ii) annual reports including Forms 5500, 990 and 1041 for the last three years for the plan or any related trust; (iii) written summaries of all material non-written Employee Benefit Plans; and (iv) all non-routine communications received from or sent to the IRS or the Department of Labor within the last three years related to an Employee Benefit Plan.

(d)            Except as otherwise disclosed on Schedule 4.16(d), each current Employee Benefit Plan that is intended to be tax qualified under Section 401(a) of the Code (i) has received a current determination letter (or is the subject of a current opinion letter in the case of any prototype plan) from the IRS on which Company can rely that it is so qualified, (ii) to the Seller’s Knowledge, any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code, and (iii) to the Seller’s Knowledge, nothing has occurred or is expected to occur that caused or would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material penalty or Tax Liability.

(e)            Except as otherwise disclosed on Schedule 4.16(e), neither Company, nor any of its ERISA Affiliates, currently maintains, contributes to or participates in, or has at any time, maintained, contributed to, participated in, or had an obligation to maintain, contribute to, or otherwise participate in any plan that is (i) any employee pension benefit plan that is a “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or that is subject to Section 412, 430 or 4971 of the Code or Section 302 or Title IV of ERISA or a or a “defined benefit” plan within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA (whether or not subject thereto), (ii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. No Company Employee participates in or previously participated in any multiemployer plan as an employee or former employee of Company and its ERISA Affiliates.

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(f)            Neither Company nor any of its Affiliates have received written notice that any actions, claims, lawsuits, or other Proceedings (other than routine claims for benefits) are pending or to Seller’s Knowledge, threatened, against any Employee Benefit Plan, the assets of any of the trusts under such Employee Benefit Plan or Company in its role as the plan sponsor.

(g)            Except as set forth on Schedule 4.16(g), Company and each Employee Benefit Plan (i) does not have, or does not reasonably expect to have, any liability under Code Section 4980D as a result of a failure to comply with the group health coverage requirements of chapter 100 of the Code, or under any corresponding or similar provisions of other Applicable Laws; (ii) does not, or does not reasonably expect to, owe a penalty or assessable payment under Section 4980H of the Code for any prior calendar year or any month during the year in which the Closing occurs; (iii) has accurately filed and distributed, or will timely and accurately file and distribute, Forms 1094-C and 1095-C in accordance with the requirements of Sections 6055 and 6056 of the Code and the regulations and related guidance promulgated thereto for all applicable years, and (iv) for each month beginning January 1, 2020 through the Closing Date, has determined and kept records showing each employee who is a “full-time employee”, as defined in Section 4980H of the Code and the regulations and related guidance promulgated thereto.

(h)            Except as set forth in Schedule 4.16(h), neither Company nor any ERISA Affiliate has any obligations for post-termination health or life insurance benefits under any Employee Benefit Plan with respect to any Covered Employee (other than for continuation coverage required to be provided pursuant to Section 4980B of the Code). With respect to each group health plan benefiting any current or former employee of Company that is subject to Section 4980B of the Code, Company has complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(i)            No Employee Benefit Plan (i) is or has ever been (and Company has never sponsored, maintained or had any obligation with respect to) a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, or (ii) covers any Covered Employee residing or working outside of the United States.

(j)            Each Employee Benefit Plan (and each related trust, insurance contract or fund) has been established, maintained, administered and funded in all material respects in accordance with its terms and Applicable Law, including ERISA and the Code. Neither Company nor any “party in interest” or “disqualified person” with respect to an Employee Benefit Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA. To Seller’s Knowledge, no fiduciary (within the meaning of Section 3(21) of ERISA) has breached any fiduciary duty with respect to an Employee Benefit Plan or otherwise has any liability in connection with acts taken (or the failure to act) with respect to the administration or investment of the assets of any Employee Benefit Plan. No Employee Benefit Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Authority. All payments required to be made by Company under, or with respect to, any Employee Benefit Plan (including all contributions, distributions, reimbursements, premium payments or intercompany charges) with respect to all prior periods have been timely made or, for any such payments that are not yet due, properly accrued and reflected in the most recent consolidated balance sheet prior to the date hereof, in each case in accordance with the provisions of each of the Employee Benefit Plans, Applicable Law and GAAP.

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Section 4.17      Intellectual Property.

(a)            Neither the current use of any Intellectual Property by Company nor the operation of the Business conflicts with, infringes upon, misappropriates or violates any Intellectual Property rights of any third party, and Company has no Liability for past infringement, misappropriation, or violation. Except as set forth on Schedule 4.17(a), Company neither currently is, nor has been during the previous three years, a party to any (a) Proceeding or (b) to Seller’s Knowledge, threatened Proceeding involving a claim of infringement in connection with any Intellectual Property rights used in or relating to the Business or Company; provided that part (a) of the foregoing representation is made to Seller’s Knowledge with respect to inquiries or investigations against Company. Company has not received any written, or to Seller’s Knowledge any other, charge, complaint, claim, demand, or notice alleging any interference, infringement, misappropriation, or violation by Company of the Intellectual Property rights of any third party. To Seller’s Knowledge, no third party has interfered with, challenged, infringed upon, misappropriated, or violated any Intellectual Property rights of the Company.

(b)            Except to the extent expressly stated otherwise on Schedule 4.17(b), Company owns the entire right, title and interest in and to, or has a valid license to use (or in connection with the acquisition of Equipment or Inventory, has an implied license to use) the Intellectual Property used by it, free and clear of all Liens and without payment of any royalty or similar amount or other Liability to any third party, and to Seller’s Knowledge such Intellectual Property is sufficient for the continued operation of the Business by Buyer following the Closing as heretofore conducted by Company. Except as set forth on Schedule 4.17(b), none of the Intellectual Property owned by Company was developed under any grant associated with, or equipment provided by, any federal, state and/or local Governmental Authority (including any public university). The consummation of the transactions contemplated hereunder will not result in the loss or impairment of, or obligation to pay any additional amounts with respect to, nor require the consent of any other Person in respect of, Buyer’s right to own, use, hold for use, or license any Intellectual Property as heretofore owned, used, held for use or licensed by Company in the conduct of the Business.

(c)            Schedule 4.17(c) lists each of the following that are held by or on behalf of Company: (i) patents (including any U.S. and non-U.S. patent, utility model, industrial design, design patent, continuation, continuation-in-part, divisional, reissue and reexamination), patent applications or inventions identified in an invention disclosure, (ii) trademarks, trade names, service marks or corporate names, together with any registrations for and applications to register any of the foregoing, (iii) copyright registrations or applications for copyright registration, and (iv) domain name registrations and social media accounts. Schedule 4.17(c) lists all licenses related to the foregoing. Except as expressly stated otherwise in Schedule 4.17(c), all of the issued patents and registered trademarks, service marks, and copyrights listed in Schedule 4.17(c) are valid, subsisting, and in compliance with all formal requirements of Applicable Laws.

(d)            Except as listed in Schedule 4.17(d), Company has not used, and does not currently use, any Software for the conduct of the Business, except for off-the-shelf, non-customized Software that is commercially available from third party vendors at costs similar to those reflected in the Financial Reports.

(e)            Except as listed in Schedule 4.17(e), no current or former employee or contractor of Company has any right to payment with respect to Company’s use of any Intellectual Property. Except as listed in Schedule 4.17(e), each current or former employee or contractor of Company that has contributed to the conception or development of any Intellectual Property used by Company has assigned all rights in such Intellectual Property to Company.

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(f)            Company has taken commercially reasonable measures to protect the confidentiality of its Intellectual Property and other proprietary information, to the extent the value of which is contingent upon maintaining the confidentiality thereof, and of third party confidential information provided to Company under an obligation of confidentiality. With respect to any trade secret or other proprietary know-how of Company: (i) the documentation relating to such trade secret or know-how is current, accurate and is sufficient in detail and content to identify and enable its full and proper use without reliance on the knowledge or memory of any individual; and (ii) to Seller’s Knowledge such trade secret or know-how has not been used, disclosed or misappropriated either for the benefit of any Person (other than Company) or to the detriment of the Business.

Section 4.18      Data Privacy and Security; IT Systems.

(a)            Company has Business Systems that are sufficient in all material respects to operate the Business as presently conducted. Company maintains commercially appropriate disaster recovery plans, procedures and facilities for the Business and Company has taken commercially reasonable steps to safeguard and maintain the Business Systems. In the last three years, there has not been any unauthorized intrusion, or material failure or breakdown with respect to any of the Business Systems that have caused any substantial disruption of or interruption in or to the use of such Business Systems.

(b)            Except as set forth on Schedule 4.18(b), neither Company nor its employees, agents, Affiliates, independent contractors, subcontractors, suppliers and other representatives collect Payment Card Data on behalf of Company. To the extent the Company has received or had access to Payment Card Data, it has implemented commercially reasonable safeguards and procedures to ensure compliance with, and has during the previous three years been in material compliance with, applicable Data Security Requirements and industry standards, including any rules and regulations promulgated by the PCI Security Standards Council (the “PCI Standards”).

(c)            Except as set forth on Schedule 4.18(c), Company and the conduct of the Business are in material compliance with, and have for the past three years been in material compliance with, all Data Security Requirements. To Seller’s Knowledge, there have not been any actual or written allegations of incidents of data security breaches, unauthorized access or use of any of the Business Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, access, or use of any information related to the Business or Personal Information (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium). Company has not been subject to any formal claims or received any written notices or complaints relating to any of the foregoing.

Section 4.19      Brokers. Except as set forth on Schedule 4.19, neither Company, nor any Person acting on behalf of Company, has incurred any Liability to any Person for any brokerage fees, agent’s commissions or finder’s fees in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.20      Insurance.

(a)            Schedule 4.20(a) sets forth a complete and correct list of all insurance policies (including policies providing property, casualty, liability, director & officer, and workers’ compensation coverage and bond and surety arrangements) currently in force wherein Company is an insured or beneficiary (the “Insurance Policies”), noting, for each such policy, (i) the name of the insurer, the name of the policyholder, and the name of each covered insured, (ii) the policy number and the period of coverage, (iii) the applicable coverage limits and deductibles, and (iv) a description of any retroactive premium adjustments or other material loss-sharing arrangements.

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(b)            There is no claim by Company or any other Person pending under any Insurance Policy as to which coverage has been denied or disputed in writing. All Insurance Policies are in full force and effect. All premiums due on or before the date hereof under all such Insurance Policies have been paid. There are no threatened terminations of, or material premium increases with respect to, any of such policies. Company is not in default under and has not otherwise failed to comply with any provision of the Insurance Policies. Schedule 4.20(b) sets forth a list of all claims made under the Insurance Policies, or under any other insurance policy, bond or agreement covering Company or its operations in the last three years. Company’s insurance claims documentation (and all certifications made therein) were complete and accurate when made, and all such claims were made in compliance with all Applicable Laws. Company has been covered since the date of its formation by insurance in scope and amount customary and reasonable for the business in which it has engaged during such period. The limits of the Insurance Policies have not been materially eroded.

Section 4.21      Significant Customers and Suppliers.

(a)            Schedule 4.21(a) lists (i) the customers of Company to which Company has made total net sales of at least $500,000, (ii) the top 25 suppliers of Company based on total net purchases, and (iii) to the extent not included in the foregoing clause (ii), the top five Product re-manufacturing providers of Company based on total payment by Company to such Product re-manufacturing provider, in each case during (A) the 12-month period ended October 31 2024, and (B) the ten-month period ended August 31, 2025, respectively, together with the dollar value of sales, purchases or payments, as applicable. Except as set forth in Schedule 4.21(a), (1) no such customer, supplier, or re-manufacturing partner has (A) provided written notice (or to Seller’s Knowledge other notice) of termination or cancellation of its business relationship with Company, or (B) to Seller’s Knowledge, since August 31, 2025, materially limited or made any material modification or change in, or materially diminished the scope of, its business relationship with the Company outside of the ordinary course of business, taking into account any quarter-over-quarter and year-over-year fluctuations in the business of each such customer, supplier, or re-manufacturing partner, and (i) Company has not received any written notice, or to Seller’s Knowledge, other notice from any such customer, supplier, or re-manufacturing partner that such customer, supplier, or remanufacturing partner, is considering or intends, anticipates or otherwise expects to materially and adversely stop, decrease the volume of, or change, adjust, alter or otherwise modify any of the terms (whether related to payment, price or otherwise) with respect to purchasing, providing, or re-manufacturing materials, products or services from or to the Company.

(b)            Schedule 4.21(b)(i) sets forth a list of all current promotional discounts, allowances, free goods or services, rebates or other promotions (“Promotions”) provided by Company, together with the Contracts related thereto, and Schedule 4.21(b)(ii) sets forth a list of all current Promotions received by Company, together with the Contracts related thereto, in each case since January 1, 2024. All of the Promotions reflected on Schedule 4.21(b)(i) are actual and bona fide Promotions which resulted from operations of Company the ordinary course of business. There have been no, and, to the Knowledge of Seller, there are no threatened, disputes, requests for repayment, setoffs, audits, counterclaims or other Proceedings in respect of any Promotion set forth on, or required to be set forth on Schedule 4.21(b)(i) or Schedule 4.21(b)(ii); provided that the foregoing is made to Seller’s Knowledge with respect to inquiries or investigations against Company. Company has made available to Buyer true, correct and complete copies of all Contracts set forth on, or required to be set forth on, Schedule 4.21(b)(i) and Schedule 4.21(b)(ii) (the “Promotional Contracts”). Company has not received written notice that any counterparty to any Promotional Contract has terminated or is expected to terminate any such Promotion (other than by the terms of such Promotional Contract).

Section 4.22      Certain Payments. Neither Company nor any of its officers, directors, shareholders, or employees, nor any other Person acting on behalf of any of them, has directly or indirectly made, promised or offered any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property or services (a) to obtain favorable treatment or an improper advantage in securing business, (b) to pay for favorable treatment or an improper advantage for business secured, or (c) to obtain special concessions or for special concessions already obtained, in each case in violation of any Applicable Law.

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Section 4.23      Products and Services.

(a)            Company has provided to Buyer true, correct and complete copies of the standard terms and conditions of sale for each of the products or services in the Business (containing applicable guaranty, warranty and indemnity provisions). Except as required by Applicable Law or as described in the Material Contracts, no product manufactured, sold, delivered, designed or produced by, and no service rendered by or on behalf of, Company is subject to any express guaranty, warranty or other indemnity beyond such standard terms and conditions.

(b)            Each product manufactured, sold, leased, delivered, designed or produced by Company, and all services rendered by Company has been in conformity in all material respects with all Applicable Laws and applicable contractual commitments, regulatory requirements, and all express warranties. Except as set forth in Schedule 4.23, there is no Proceeding (1) pending or (2) to Seller’s Knowledge, threatened against Company: (i) for replacement or repair of any such product, component, or other item manufactured, sold, leased, delivered, designed or produced prior to the Closing by, or service rendered prior to the Closing by or on behalf of, Company, or other damages in connection therewith, or (ii) arising out of any injury to any individuals or property as a result of the ownership, possession, or use of any product, component, other item or service; provided that the representation in part (1) of this Section 4.23(b) is made to Seller’s Knowledge with respect to inquiries or investigations against Company.

(c)            In connection with the operation of the Business, Company has all industry or trade group certifications required for it to distribute or provide its products or provide its services in the ordinary course of business. Company has obtained all required product registrations and other certifications required for it to distribute its products in all applicable jurisdictions and has otherwise complied in all material respects with industry standards applicable to Company and its products.

Section 4.24      Performance Bonds. Schedule 4.24 sets forth all Contracts or projects for which Company has, or is required to provide, performance, surety or similar bonds or similar third party assurances, the amount of such bonds, and the Person issuing the bonds. Schedule 4.24 further identifies all payments, if any, which have been made during the three years preceding the date hereof under any performance or similar bonds or third party assurances issued on Company’s behalf.

Section 4.25      Trade Compliance.

(a)            Company has not engaged, directly or to Seller’s Knowledge indirectly, in transactions: (i) connected in any way with North Korea, Cuba, Iran, Syria, the Crimea Region, or Sudan; (ii) connected with any government, country or other entity or Person that is the target of United States economic sanctions administered by OFAC, including with specially designated nationals or blocked person designated by OFAC; or (iii) that are prohibited by any Applicable Law administered by OFAC or by any other economic or trade sanctions Applicable Laws of the United States. Company is not subject to, and has not engaged any transactions that are subject to, Applicable Laws concerning economic or trade sanctions of any jurisdiction other than the United States.

(b)            Company is not the importer or exporter of record for any merchandise, software or technology, and in the past three years, Company has not been the importer or exporter of record for any merchandise, software or technology. Company has not: (i) exported or reexported (including deemed exportation or re-exportation) any merchandise, software or technology in violation of any Applicable Laws of the United States or any other jurisdiction, or otherwise acted in violation of the export control, import, or sanctions Applicable Laws, (ii) imported or re-imported (including deemed importation or re-importation) any merchandise, software or technology in violation of any Applicable Laws of the United States or any other jurisdiction, (iii) taken any actions, refused to take any actions, agreed to take any actions, or furnished any information in violations of Applicable Laws restricting participation in international boycotts, (iv) submitted any prior disclosure of a violation of export control, import, or sanctions Applicable Laws, (v) received any written notices (including without limitation, any Customs Form 28 (CF-28) and Request for Information or Customs Form 29 (CF-29), Notice of Action) or to Seller’s Knowledge, other similar notices and requests from U.S. Customs and Border Protection or any other applicable Governmental Authority; or (vi) had any cargo retained under a Withhold Release Order (WRO).

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Section 4.26      Special Certifications; Government Contracts and Government Prime/Sub Contracts.

(a)            Company does not, and during the past three years did not hold, any Special Certifications.

(b)            Company is not a party to any Government Contract, and has never submitted a Government Bid. To Seller’s Knowledge, Company is not a party to any Government Prime/Sub Contract.

Section 4.27      Banking Facilities. Schedule 4.27 sets forth a true, correct and complete list of (a) each bank, trust company or similar financial institution with which Company has an account or safety deposit box or other arrangement, (b) the last four digits and/or letters of any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by Company thereat, (c) the name of each Person authorized to draw thereon or have access thereto, and (d) the name of each Person holding a power of attorney from Company and a summary of the terms thereof.

Article V
Representations and Warranties of Seller

Except as set forth in the Schedules, Seller represents and warrants to Buyer, as of the date of this Agreement, the following:

Section 5.1      Authority; Enforceability.

(a)            Seller has all right, power and authority to execute and deliver the Transaction Agreements executed or to be executed by Seller pursuant to this Agreement, and to perform its obligations thereunder. All requisite action has been taken by Seller to authorize and approve the execution and delivery of the Transaction Agreements, the performance by it of its obligations thereunder and all other acts necessary or appropriate for the consummation of the transactions contemplated by the Transaction Agreements.

(b)            The Transaction Agreements constitute (or will, when fully executed and delivered as contemplated herein, constitute) the legally binding obligations of Seller, enforceable in accordance with their respective terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity).

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(c)            Except as set forth on Schedule 5.1(c), the execution, delivery and performance of the Transaction Agreements by Seller, and the consummation of the transactions contemplated thereby, do not and will not: (a) require the consent, waiver, approval, license or other authorization of any Person; (b) violate any provision of Applicable Law; or (c) to the extent not covered by part (a), conflict with, require a consent or waiver under, result in the termination of any provisions of, constitute a default under, accelerate any obligations arising under, trigger any payment under, result in the creation of any Lien pursuant to, or otherwise adversely affect, any Contract to which Seller is a party or by which its assets are bound.

Section 5.2      Legal Actions. Except as set forth in Schedule 5.3, there is no Proceeding (a) pending or (b) to Seller’s Knowledge, threatened in writing by or against Seller which could reasonably be expected to affect Seller’s ability to consummate the transactions contemplated herein or to perform its obligations under the Transaction Agreements to which it is a party provided that the representation in part (a) of this Section 5.2 is made to Seller’s Knowledge with respect to governmental inquiries or investigations against Seller.

Section 5.3      Brokers. Except as set forth on Schedule 5.3, neither Seller, nor any Person acting on behalf of any of Seller, has incurred any Liability to any Person for any brokerage fees, agent’s commissions or finder’s fees in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 5.4      Tax Status. For U.S. federal (and applicable state and local) income Tax purposes, Seller has been duly qualified as an “S corporation” within the meaning of Code Section 1361 and Code Section 1362 at all times since November 1, 2003 and Seller will be an “S corporation” up to and including the Closing Date.

Article VI
Representations and Warranties of Buyer

Buyer represents and warrants to Seller, as of the date of this Agreement, the following:

Section 6.1      Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia.

Section 6.2      Authority; Enforceability.

(a)            Buyer has the right, corporate power and authority to execute and deliver the Transaction Agreements to which Buyer is, or will be, a party, and to perform its obligations thereunder. All requisite corporate action has been taken by Buyer authorizing and approving the execution and delivery by Buyer of the Transaction Agreements to which Buyer is or will be a party, the performance by Buyer of its duties and obligations thereunder, and the taking of all other acts necessary and appropriate for the consummation of the transactions contemplated thereby.

(b)            The Transaction Agreements to which Buyer is a party constitute (or will, when fully executed and delivered at the Closing, constitute) the legally binding obligations of Buyer, enforceable in accordance with their respective terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity).

(c)            The execution, delivery and performance of the Transaction Agreements by Buyer, and the consummation of the transactions contemplated thereby, do not and will not: (i) require the consent, waiver, approval, license or other authorization of any Person; (ii) violate any provision of Applicable Law applicable to Buyer; (iii) contravene, conflict with, or result in a violation of: (A) any provision of the Organizational Documents of Buyer; or (B) any resolution adopted by the board of directors of Buyer; or (iv) to the extent not covered by part (i), conflict with, result in the termination of any provisions of, constitute a default under, accelerate any obligations arising under, trigger any payment under, or otherwise adversely affect, any material contract to which Buyer is a party, which, as to each of (i) through (iv), would materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein or to perform its obligations under the Transaction Agreements to which Buyer is a party.

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Section 6.3      Financing; Non-Contravention; Litigation.

(a)            Buyer has adequate financial resources to consummate the transaction contemplated hereunder and perform its obligations hereunder and under the other Transaction Agreements. Buyer acknowledges and agrees that its obligation to consummate the transactions contemplated by this Agreement is not conditioned or contingent upon receipt of any third party financing.

(b)            The execution, delivery and performance by Buyer of this Agreement and of the other Transaction Agreements to which Buyer is or will be a party and the consummation of the transactions contemplated hereby and thereby require no material action by or in respect of, or material filing with, any Governmental Authority.

(c)            There is no action, suit, Proceeding, arbitration or investigation pending or, to the knowledge of Buyer, threatened in writing against Buyer that would reasonably be expected to materially and adversely affect the consummation of the transactions contemplated hereby or Buyer’s ability to timely perform its obligations under this Agreement and the other Transaction Agreements.

Section 6.4      Brokers. Buyer has not incurred any Liability to any Person for any brokerage fees, agent’s commissions or finder’s fees in connection with the execution or delivery of this Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby.

Section 6.5      Acquisition of Company Securities for Investment. Buyer is acquiring the Company Securities for investment and not with a view toward or for sale in connection with any distribution thereof or with any present intention of distributing or selling the Company Securities. Buyer acknowledges that the Company Securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any other securities laws, and agrees that the Company Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with any other applicable securities laws.

Article VII
Covenants of the Parties

Section 7.1      Confidentiality.

(a)            From and after the Closing, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, use or disclose (other than to or on behalf of Buyer or Company) any Confidential Information of or relating to Company or the Business. This Section 7.1(a) shall survive the Closing and shall continue indefinitely; provided, however, that the restrictions in this Section 7.1(a) shall terminate on the fifth anniversary of the Closing with respect to any Confidential Information that does not then constitute a trade secret under Applicable Law.

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(b)            For purposes of this Agreement, “Confidential Information” means any confidential or non-public information relating to or regarding the Business, Company, or Buyer, including all trade secrets, technical or non-technical data, compositions, devices, methods, techniques, drawings, inventions, processes, financial data, financial plans, product information, pricing information, management plans, acquisition and investment plans and strategies, marketing plans, bidding strategies, cost information, business strategies or models, customers, suppliers, competitors, or leasing or bidding policies of the Business, or other information, documents, files or other papers concerning the Business, whether or not reduced to writing or other tangible medium and regardless of the means by which Seller or its Affiliates learned of such information, including information Seller or its Affiliates helped develop or create. Confidential Information includes (i) information of third parties relating to the Business that Company is obligated to or does keep or treat as confidential and (ii) any information or records made available to Seller pursuant to Section 3.1.

(c)            The obligations set forth in Section 7.1(a) shall not apply to any information that Seller can demonstrate: (i) has become generally available after the Closing Date to the public through no act or omission of Seller in violation of this Agreement or any other confidentiality obligation of Seller to Buyer; (ii) is lawfully acquired by Seller from and after the Closing from sources that are not, to Seller’s Knowledge, prohibited from disclosing such information by a legal, contractual, or fiduciary obligation to the Company or Buyer; (iii) is required to be disclosed by subpoena or other mandatory legal process, provided, that, if not prohibited by Applicable Law or Order, Seller shall promptly give Buyer notice of any request or demand for disclosure of such Confidential Information upon receipt of such request or demand along with a copy of any written correspondence, pleading or other communications concerning the request or demand, and, at Buyer’s expense, shall use commercially reasonable efforts to obtain, and upon request, provide reasonable cooperation should Buyer seek to obtain, an appropriate protective order.

Section 7.2      Other Restrictive Covenants.

(a)            Seller hereby agrees that, during the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any entity that is directly or indirectly controlled by Seller to, directly or indirectly, except on behalf of Buyer or Company, for any reason, for his own account, or on behalf of, or together with or through, any other Person, directly or indirectly:

(i)            own, control, manage, or participate in the ownership, control, or management of, or render services or advice to, or lend its name to, any business engaged, or which is engaged in, or to Seller’s Knowledge is undertaking to become engaged in, in whole or in part, the Business, or the manufacture, distribution, or sale of any Product sold or offered for sale by Company as of the date hereof, the provision of any services provided by the Company as of the date hereof, the provision of any Re-manufacturing Services, or the provision any other product or service that is identical to or a reasonable substitute for any such Product or service, including the purchase of any such Product or identical or substitute product directly from a mill, manufacturer, or re-manufacturer, in any case in the United States of America or Canada (the “Territory”);

(ii)            solicit or assist in the solicitation of any Person having an office or conducting business anywhere within the Territory, and to which Company sold, provided, or solicited to sell any Product or service, in each case during the one-year period ending on the Closing Date for the purposes of selling or soliciting to sell any Product or service sold or offered for sale by Company as of the date hereof, any Re-manufacturing Service, or any other product or service that is identical to or a reasonable substitute for any such Product or service, or otherwise interfere with the relationship between Buyer and any such customer;

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(iii)            induce or cause, or attempt to induce or cause, any vendor having an office or conducting business anywhere within the Territory, and from which Company purchased any Product or service during the one-year period ending on the Closing Date (including without limitation, any Re-manufacturing Service), to reduce, terminate or otherwise negatively alter its relationship with Company, Buyer, or any of their Affiliates, or otherwise interfere with the relationship between such vendor and Company, Buyer, or any of their Affiliates;

(iv)            solicit or assist in the solicitation of, any Person employed or engaged by Company prior to the Effective Time and employed or engaged by Buyer following the Closing in any capacity (as an employee, independent contractor or otherwise) to terminate such employment or other engagement, whether or not such employment or engagement is pursuant to a contract and whether or not such employment or engagement is at will, or otherwise interfere with the relationship between Buyer and any Person employed or engaged by Buyer in the Business; or

(v)            knowingly or intentionally damage or destroy the goodwill and esteem of Buyer in the Business, with any suppliers, employees, patrons, customers, or others who may at any time have or have had relations with Buyer or Company in the Business.

(b)            The parties agree that, notwithstanding the foregoing, it shall not be a breach of this Section 7.2 for Seller or any entity directly or indirectly controlled by Seller to own, directly or indirectly, up to an aggregate of two percent (2%) of any class of publicly traded securities of any Person engaged in any of the activities described in Section 7.2(a)(i), so long as such securities are held as a passive investment.

(c)            Although the Parties have, in good faith, used their commercially reasonable efforts to make the provisions of Section 7.1 and Section 7.2 reasonable in terms of geographic area, duration and scope of restricted activities in light of Company’s business activities, and it is not anticipated, nor is it intended, by any Party that a court of competent jurisdiction or arbitral tribunal would find it necessary to reform the provisions hereof to make them reasonable in terms of geographic area, duration or otherwise, the parties understand and agree that if a court of competent jurisdiction or arbitral tribunal determines it necessary to reform the scope of Section 7.1 and Section 7.2 or any part thereof in order to make it binding and enforceable, such provision shall be considered divisible in all respects and such lesser scope as any such court or arbitral tribunal shall determine to be reasonable shall be effective, binding and enforceable.

(d)            Because of the difficulty in measuring economic losses that may be incurred by Buyer as a result of any breach by Seller of any of the covenants contained in Section 7.1 or Section 7.2(a), and because of the immediate and irreparable damage that would be caused to Buyer for which it would have no other adequate remedy, Seller agrees that, without limiting any other remedies available at law or in equity, Buyer shall be entitled to an injunction or restraining order to enforce the provisions of Section 7.1 or Section 7.2(a) against Seller if Seller breaches or threatens to breach any provisions of Section 7.1 or Section 7.2(a), in each case without the need to post a bond or other security. In the event of any violation of the provisions of Section 7.1 or Section 7.2(a), Seller acknowledges and agrees that the Restricted Period shall be extended by a period of time equal to the period of such violation; it being the intention of the parties hereto that the running of the Restricted Period shall be tolled during any period of such violation.

(e)            The Parties each agree that Section 7.1 and Section 7.2(a) impose reasonable restraints on Seller in light of the activities and business of Company as conducted and planned to be conducted on the date hereof, the current business and future business plans of Buyer, and the consideration to be received by such Restricted Party pursuant to this Agreement.

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(f)            The parties hereby agree that Section 7.1 and Section 7.2 are material and substantial parts of the transactions contemplated hereby.

(g)            Notwithstanding the foregoing or anything to the contrary in this Agreement or any other Transaction Agreement, the provisions of this Section 7.2 shall not prohibit, limit, or restrict: (i) Seller, Specialty Wood Products, Inc., a Colorado corporation (“SWP”), or any of their officers, directors, employees, or shareholders solely in their respective capacities as such and not in any other capacities, from providing customary deal-related transition services (e.g. employee transition, benefits transition, and IT support) to any Person (or its Affiliates) that is not an Affiliate of Seller and that purchases substantially all of the assets or capital stock of SWP (a “Third Party Purchaser”), (ii) Seller from selling goods to its existing customers as of the date of this Agreement in the ordinary course of its business and consistent with past practice, or (iii) Christopher (Josh) DeGuire from carrying out employment or service provider obligations to, or otherwise serving as an employee or service provider to, any Third Party Purchaser or any of its Affiliates while Mr. DeGuire is employed by or a service provider to any Third Party Purchaser or any such Affiliate; subject, with respect to each of the foregoing clauses (i) through (iii), to compliance with the confidentiality obligations set forth in Section 7.1, and the confidentiality obligations set forth in the Restrictive Covenant Agreements and the Kline Employment Offer Letter Agreement, as applicable.

Section 7.3      Employee Benefit Plan Matters.

(a)            Effective as of the Effective Time and for a period of 12 months thereafter, Buyer shall provide, or shall cause Company to provide, to each Employee who continues to be employed by Buyer or Company (the “Continuing Employees”), base salary or wages, target cash incentive compensation opportunities, severance benefits upon any involuntary termination, and other employee benefits (other than any defined benefit pension, equity compensation, transaction-based or post-retirement welfare benefits) that are, in the aggregate, no less favorable than the base salary or wages, target cash incentive compensation opportunities, severance benefits upon any involuntary termination, and other employee benefits (other than any defined benefit pension, equity compensation, transaction-based, or post-retirement welfare benefits), in the aggregate, in effect for such Continuing Employees immediately prior to the Effective Time. Buyer shall provide, or shall cause the Company to provide, to certain Continuing Employees identified by Buyer with the opportunity to participate in Buyer’s Long Term Incentive Plan on terms equal to similarly situated employees of Buyer.

(b)            Effective as of the Effective Time, Seller shall take all actions necessary to (i) cause the Company to cease to be a participating or adopting employer in the Employee Benefit Plans sponsored by Seller (or an ERISA Affiliate other than the Company), and (ii) make any required matching or profit sharing contributions and vest the account balances of all Continuing Employees in any Employee Benefit Plan that is intended to be tax qualified under Section 401(a) of the Code. Seller shall retain responsibility for providing “continuation coverage” required under Section 4980B of the Code, including for all individuals who are “M&A qualified beneficiaries.” The terms “continuation coverage” and “M&A qualified beneficiaries” shall have the meanings ascribed to them under Section 4980B of the Code.

(c)            With respect to each benefit plan, program, practice, policy or arrangement maintained by Buyer following the Closing Date in which any of the Continuing Employees participate after the Closing Date (the “Buyer Plans”), for purposes of determining eligibility to participate and vesting purposes, and with respect to leave and severance policies, and benefit accrual purposes, service with Company shall be treated as service with Buyer, except to the extent such service credit would result in any duplication of benefits, would be prohibited by the terms of the applicable Buyer Plan, or such service was not recognized under the corresponding Employee Benefit Plan. Buyer shall use commercially reasonably efforts to cause each applicable Buyer Plan, subject to the terms thereof, to waive eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations, and the Continuing Employees shall, to the extent permitted under the terms thereof, be given credit under the applicable Buyer Plan for amounts paid prior to the Closing Date during the calendar year in which the Closing Date occurs (but only for such calendar year, and not for any subsequent calendar year) under a corresponding benefit plan for purposes of applying deductibles, co-payments and out of pocket maximums, as though such amounts had been paid in accordance with the terms and conditions of the Buyer Plans, to the extent Seller delivers to Buyer the information necessary to credit such amounts within 30 days following the Closing.

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(d)            This Section 7.3 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 7.3, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.3. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 7.3 shall not create any right in any Employee, or any other Person, to any continued employment with Company, Buyer or any of their Affiliates, or compensation or benefits of any nature or kind whatsoever.

Section 7.4      Consents; Failure to Obtain Consents. From and after the Closing, Buyer shall manage all efforts to obtain any required consents that have not been previously obtained prior to or at the Closing, and Seller agrees to reasonably cooperate with Buyer as Buyer may reasonably request in connection therewith. Until all such consents are obtained, Seller and Buyer shall cooperate and shall use their respective commercially reasonable efforts to obtain or cause to be obtained any consents required in connection with the transactions contemplated by any of the Transaction Agreements that are requested by Buyer.

Section 7.5      Further Assurances. From time to time after the Closing, the Parties will execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may reasonably be necessary or requested by another party in order to consummate, evidence or implement expeditiously the transactions contemplated by this Agreement.

Section 7.6      Litigation Support. In the event and for so long as Buyer, Company and/or any of their respective subsidiaries are actively contesting or defending against any Proceeding in connection with any fact, situation, circumstance, action, failure to act, or transaction on or prior to the Closing Date involving Company, Seller will cooperate with such Person and its counsel in the contest or defense, all at the sole cost and expense of Buyer and Company (unless and only to the extent that Buyer and Company are determined to be entitled to indemnification therefor under Article IX).

Section 7.7      Public Announcements. Buyer and the Company, on the one hand, and Seller, on the other hand, agree to (a) consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby, (b) provide to the other party for review a copy of any such press release or public statement at least three Business Days prior to the intended date of issuance, and (c) will not issue any such press release or public statement without the prior written consent of Buyer and Seller, not to be unreasonably withheld, unless, in the case of clauses (a), (b), or (c), the Party hereto proposing to issue such press release or make such public statement determines, in its reasonable judgement, that it is required to issue such press release or make such public statement by Applicable Law or securities exchange rules, in which case such Party shall advise the other Party of such obligation and, prior to issuing any such press release or making any such public statement, such Party shall use its commercially reasonable efforts to afford the other party a reasonable opportunity to review and comment thereon and to reasonably attempt to cause a mutually agreeable release or announcement to be issued; provided, that for the avoidance of doubt, following the Closing, routine notifications by Buyer to customers, suppliers and other third parties having dealings with the Business will not constitute public statements for purposes of this Section 7.8 as long as the Purchase Price and other material terms of the Agreement and the transactions contemplated hereby are not included in any such notification without the prior written consent of Seller; provided, further, a Party shall be permitted to (i) disclose information to its attorneys, advisors, representatives, members, lenders or investors, and their respective advisors and representatives, and (ii) disclose and use any information in connection with enforcing its rights and fulfilling its obligations under this Agreement or any other agreement entered into in connection with this Agreement.

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Section 7.8      D&O Tail; D&O Indemnification.

(a)            Before the Closing Date, Seller shall have obtained, and for at least a six-year period thereafter, Buyer will use its reasonable best efforts as may be necessary to assist Seller in maintaining in effect (with coverage levels no less favorable than as in effect at initial issuance), the D&O Tail. Buyer shall bear the cost of such “tail” policy.

(b)            To the maximum extent permitted by Applicable Law, all rights to indemnification, advancement of expenses and exculpation from liability for acts or omissions occurring in connection with or prior to the Closing now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, a director or officer of Company (each, a “D&O Indemnified Person”), including as provided in the Organizational Documents of Company, will survive the Closing and will continue in full force and effect in accordance with their respective terms for a period of not less than six years after the Closing Date, and will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any D&O Indemnified Person in respect of acts or omissions occurring prior to Closing.

(c)            This Section 7.9 shall be for the benefit of, and shall be enforceable by any D&O Indemnified Person and its successors, assigns, heirs, executors, administrators and estates, and such Persons shall be express third party beneficiaries of this Agreement for such purposes.

Section 7.9      Release. Seller, for itself and its predecessors, successors, direct or indirect subsidiaries, Affiliates, and past and present stockholders, members, managers, directors, officers, employees, trustees, trusts, beneficiaries, agents, and other representatives, heirs, and personal representatives and each of its successors and assigns (collectively, the “Releasors”), hereby (a) forever fully and irrevocably releases and discharges Company and each of its respective predecessors, successors, direct or indirect subsidiaries and past and present stockholders, members, managers, directors, officers, employees, agents, and other representatives (collectively, the “Released Parties”) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising prior to the Closing Date, which the Releasors can, shall or may have against the Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated (collectively, the “Released Claims”), and (b) irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any Proceeding against any Released Party based upon any Released Claim. Notwithstanding the preceding sentence of this Section 7.10, “Released Claims” does not include, and the provisions of this Section 7.10 shall not release or otherwise diminish (i) the obligations of any Party set forth in or arising under any provisions of this Agreement or the Transaction Agreement, (ii) Company’s claims, rights, or obligations to or from SWP arising from trade accounts payable or purchase orders entered into in the ordinary course of business with SWP and existing as of the Closing.

Section 7.10      Data Room.  Within five Business Days after the Closing, Seller shall deliver to Buyer five copies of a USB Drive reflecting the full and complete contents (as of the Closing Date) of the “Project Wellington” data room on Datasite maintained by Seller (the “Data Room”) as existing as of the Closing, such USB Drive to be freely copiable and accessible.

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Section 7.11      Binding of RWI Policy. Buyer will, promptly following the Closing, deliver to Lockton Companies and Ryan Transactional, acting on behalf of the insurers under the RWI Policy, instructions to bind the RWI Policy in accordance with the terms and conditions set forth in the policy binder therefor.

Section 7.12      Records; Access to Records.

(a)            For a period of five years after the Closing Date or such other longer period as required by Applicable Law, Buyer shall, and shall cause Company to preserve and retain, all corporate, accounting, Tax, legal, auditing, human resources and other books and records of Company (including (i) any documents relating to any governmental or non-governmental Proceedings or investigations and (ii) all Tax Returns, schedules, workpapers and other material records or other documents relating to Taxes of Company) relating to the conduct of the business and operations of Company prior to the Closing Date. If at any time after such five-year period Buyer intends to dispose of any such books and records, Buyer shall not do so without first offering such books and records to Seller.

(b)            From the Closing Date through the first anniversary of the Closing Date, Buyer will cooperate and provide, or cause Company to cooperate and provide, such Company information (including payroll and financial information) as Seller may reasonably request of Buyer in connection with Seller’s preparation and closing of its financials and books for the period(s) up to and including the Closing Date. Such cooperation will include the retention and the provision of records and information that are reasonably relevant to any such process and making Buyer’s or Company’s employees, as applicable, available upon reasonable advance notice or request during regular business hours at mutually convenient times to provide additional information needed for Seller to close its books as contemplated in this Section 7.12(b).

(c)            From the Closing Date through the first anniversary of the Closing Date, Seller will cooperate and provide such Company information as Buyer may reasonably request of Seller in connection with Buyer’s operation of the Company and the Business following the Closing Date. Such information will include: (i) all Company financial and Tax information, including bank statements, unclaimed property returns, sales and use Tax certificates, account reconciliations and subledger reports; (ii) all information relating to the Company’s property, plant and equipment, including year-end asset listings and depreciation reports, and details of additions and retirements during such period, and (iii) all information relating to employees of the Business, including payroll information, information regarding salary and job history, general employee records (including performance and disciplinary information, and information regarding leave), employment history (hire date, rehire date, termination date, etc.), manager and department history, and paid time off from date of hire). Such cooperation will include the retention and the provision of such records, and such other records and information that are reasonably relevant to any such process, providing, at Buyer’s expense, paper or digital copies of such records, and making Seller’s employees available upon reasonable advance notice or request during regular business hours at mutually convenient times to provide additional information needed for Seller to operate the Company or the Business.

(d)            For the avoidance of doubt, this Section 7.12 is in furtherance and not limitation of Section 8.3.

Section 7.13      Seller’s Obligation to Maintain Corporate Existence. From the Closing Date through the first anniversary of Closing Date, Seller hereby shall remain an entity in good standing in its jurisdiction of formation, shall not dissolve and wind up its affairs pursuant to ORS 63.621 et. seq., and shall use commercially reasonable efforts to maintain its ability to satisfy its obligations under Article IX hereof.

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Section 7.14      Insurance Claims. Before the Closing Date, Seller shall have obtained, and for at least a six-year period thereafter, Buyer will use its reasonable best efforts as may be necessary to support Seller in maintaining in effect (with coverage levels no less favorable than as in effect at initial issuance), the EPL Tail and the Fiduciary Tail. Buyer shall bear the cost of each such “tail” policy. From and after the Effective Time, with respect to any Liabilities or events or omissions giving rise thereto which occurred or are alleged to have occurred, or which were incurred or claimed to have been incurred, by Company prior to the Effective Time, Company shall be entitled (to the extent it would be entitled as of the immediately prior to the Closing Date) to make a claim under any of the Tail Policies, and Seller shall provide commercially reasonable assistance to Company, at Company’s expense, in the making of any such claims.

Article VIII
Taxes and Related Matters

Section 8.1      Tax Returns.

(a)            Seller, at its own cost and expense, shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Company for any Tax period ending on or before the Closing Date (the “Seller Prepared Returns”). All Seller Prepared Returns shall be prepared on a basis consistent with prior practices unless otherwise required by Applicable Law. Seller will provide Buyer with copies of any Seller Prepared Return (which, for avoidance of doubt, shall not include any income Tax Returns of Seller or the Company for periods prior to the Conversion) for Buyer’s reasonable review and comment at least 30 days prior to the filing due date (including by giving effect to any applicable extension). If Buyer objects to any item on such Seller Prepared Return, it shall within 15 days after delivery of such Tax Return, notify Seller in writing of any objection, specifying with reasonable particularity any such item and stating the factual or legal basis for such objection. If a notice of objection is timely delivered to Buyer, the Parties shall cooperate in good faith to resolve any such disagreement. If a notice of objection is timely delivered to Seller, the Parties shall cooperate in good faith to resolve any such disagreement. If the Parties are unable to resolve any disagreement at least five days prior to the filing due date, they shall submit the dispute to an Independent Accounting Firm for resolution, which shall be binding on the Parties. The fees and expenses of the Independent Accounting Firm shall be paid as follows: (i) 50% of such fees shall be paid by Buyer and (ii) 50% of such fees shall be paid by Seller. If the Independent Accounting Firm is unable to resolve the dispute prior to the filing due date, the applicable Tax Return shall be filed as prepared by Seller, and if required by the decision of the Independent Accounting Firm, Seller shall amend and refile, or caused to be amended and refiled, such Tax Return.

(b)            Buyer shall prepare, or cause to be prepared, all Tax Returns for Company for any Straddle Period (each a “Straddle Period Return”) and shall allocate Taxes with respect to any Straddle Period in accordance with Section 8.2. All Straddle Period Returns shall be prepared on a basis consistent with prior practices unless otherwise required by Applicable Law. Buyer will provide Seller with a copy of any Straddle Period Return, for its reasonable review and comment at least 30 days prior to the filing due date (including by giving effect to any applicable extension). If Seller objects to any item on such Straddle Period Return, it shall within 15 days after delivery of such Tax Return, notify Buyer in writing of any objection, specifying with reasonable particularity any such item and stating the factual or legal basis for such objection. If the Parties are unable to resolve any disagreement at least five days prior to the filing due date, they shall submit the dispute to an Independent Accounting Firm for resolution, which shall be binding on the Parties. The fees and expenses of the Independent Accounting Firm shall be paid as follows: (i) 50% of such fees shall be paid by Buyer and (ii) 50% of such fees shall be paid by Seller. If the Independent Accounting Firm is unable to resolve the dispute prior to the filing due date, the applicable Tax Return shall be filed as prepared by Buyer, and if required by the decision of the Independent Accounting Firm, Buyer shall amend and refile, or caused to be amended and refiled, such Tax Return.

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(c)            Seller shall be liable for and pay to Buyer all Taxes properly allocated to the pre-Closing portion of any Straddle Period Return, at least three Business Days prior to the due date of such Tax Return (after taking into account all appropriate extensions), except to the extent on a dollar-for-dollar basis of any Tax included in the calculation of Debt or any other component of the Purchase Price as finally determined.

(d)            Notwithstanding any other provisions in this Agreement, if a Proceeding is commenced, an adjustment is proposed or any other claim is made by any taxing authority with respect to a Tax liability of the Company or Oldco relating to a Pre-Closing Tax Period or Straddle Period (“Tax Claim”), Buyer shall notify Seller in writing promptly and in any event within 30 days after receiving any written notice from such taxing authority stating the nature and basis of any Tax Claim; provided that, no delay on the part of Buyer in notifying Seller will relieve Seller from any indemnification obligation under this Agreement unless, and then solely to the extent that, Seller is actually and materially prejudiced by such delay. Seller will have the right to handle, defend, conduct and control any Tax Claim relating solely to a Pre-Closing Tax Period, provided that Seller shall inform Buyer of Seller’s intent to control such Tax Claim within 10 days after receiving notice of such Tax Claim from Buyer. Buyer will have the right to handle, defend, conduct and control any Tax Claim relating to any Straddle Period or any Tax Claim relating to a Pre-Closing Tax Period for which Seller does not provide timely notice of intent to control. With respect to any Tax Claim: (i) the non-controlling Party, at its sole cost and expense, shall have the right to participate in the Tax Claim; (ii) the controlling Party shall keep the non-controlling Party reasonably informed about the conduct of such Tax Claim; (iii) the controlling Party shall consider in good faith any suggestions made by the non-controlling Party about the conduct of any such Tax Claim; (iv) the controlling Party shall provide copies to the non-controlling Party of all material correspondence and other written communications between the controlling Party and any taxing authority relating to such Tax Claim; and (v) the controlling Party shall not settle any such Tax Claim without the non-controlling Party’s prior written consent, not to be unreasonably withheld, conditioned or delayed. To the extent any inconsistency between this Section 8.1(d) and Section 9.3(a), the provisions of this Section 8.1(d) will control.

Section 8.2      Straddle Period. In the case of any Straddle Period, the amount of any Taxes based on or measured by income, receipts or payroll of Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of Company that relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period.

Section 8.3      Cooperation on Tax Matters. Buyer, on the one hand, and Seller, on the other hand, will cooperate, as and to the extent reasonably requested by the other, in connection with the filing and preparation of Tax Returns pursuant to this Article VIII and any related Proceeding. Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis during regular business hours to provide additional information and explanation of any applicable material. Buyer and Seller will retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning on or before the Closing Date until 30 days after the expiration of the statute or period of limitations of the respective Tax periods.

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Section 8.4      Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement or the Transaction Agreements or the transactions contemplated by the Agreement or Transaction Agreements will be paid 50% by Seller, and 50% by Buyer, when due, and Buyer will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by Applicable Law, Seller will join in the execution of any such Tax Return and other documentation.

Section 8.5      Tax Allocation. Buyer shall within 60 days after the final determination of the Purchase Price pursuant to Section 3.1, provide Seller with a proposed allocation of the Purchase Price as finally determined among the assets and liabilities of the Company in accordance with Section 1060 of the Code and applicable Treasury Regulations (and any similar provision of state, local or non-U.S. Law, as appropriate) and in a manner consistent with the principles set forth on Schedule 8.5 (the “Allocation Schedule”). The Allocation Schedule will become final and binding on the Parties unless Seller gives Buyer written notice of objection within 30 days after Seller receives the Allocation Schedule from Buyer. If Seller timely objects to the Allocation Schedule, then Buyer and Seller shall negotiate in good faith to resolve any disagreement. If Buyer and Seller are unable to resolve any such disagreement, Buyer shall engage the Independent Accounting Firm to resolve the dispute in all respects and for all purposes consistent with the Allocation Schedule. The Independent Accounting Firm’s determination will be final and binding on the Parties. The Independent Accounting Firm’s costs and fees with respect to determining the Allocation Schedule will be shared equally by Buyer and Seller. The Parties shall report, act, take positions consistent with and file all required Tax Returns (including, without limitation, IRS Form 8594) in all respects and for all purposes consistent with the Allocation Schedule, as finally determined, unless otherwise required pursuant to a “final determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or non-U.S. Law). Neither Buyer nor Seller nor any of their Affiliates will take any position on any Tax Return, in any Proceeding related to Taxes or otherwise that is inconsistent with this Section 8.5 unless expressly required by Applicable Law.

Section 8.6      Tax Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving Company (or any predecessor of Company) shall be terminated as of the Closing Date and after the Closing Date, Company shall not be bound by, or have any liability under, any such agreement.

Section 8.7      Tax Covenants.

(a)            Without the prior written consent of Buyer, neither Seller nor any of its Affiliates or any of their respective representatives shall, to the extent it may affect, or relate to, Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction, agreement or arrangement that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or Company in respect of any Tax period beginning on or after the Closing Date. Seller agrees that Buyer is to have no liability for any Tax resulting from any action of Seller, Company, its Affiliates, or any of their respective representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, Company) against any such Tax or reduction of any Tax asset.

(b)            Without the prior written consent of Seller, neither Buyer nor any of its Affiliates (including, from and after the Closing Date, Company) or any of their respective representatives shall (i) file, or cause to be filed, any restatement or amendment of, modification to or claim for refund relating to, any Tax Return of Company for any Pre-Closing Tax Period; (ii) file Tax Returns for a Pre-Closing Tax Period in a manner inconsistent with past practice or in a jurisdiction where the Company has not historically filed Tax Returns; (iii) make, or cause or permit to be made any Tax election that has retroactive effect to any Pre-Closing Tax Period or that would otherwise affect the Tax liability of Seller for any Pre-Closing Tax Period; or (iv) adopt or change any Tax accounting method or practice with respect to, or that has retroactive effect to, a Pre-Closing Tax Period; (v) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of Taxes with respect to any Pre-Closing Tax Period; (vi) make or initiate discussions or examinations with any taxing authority with respect to Taxes of the Company with respect to any Pre-Closing Tax Period; (vii) make any voluntary disclosures with respect to Taxes of the Company with respect to a Pre-Closing Tax Period; or (viii) if such action would (x) increase any Tax liability or decrease any Tax asset taken into account in the determination of Debt or any other component of the Purchase Price as finally determined, or that would create any Indemnified Tax that would otherwise not be an Indemnified Tax, or (y) otherwise affect the Tax Liability of Seller or any of its Affiliates, or (z) otherwise reduce an amount payable under this Agreement.

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Section 8.8      Tax Treatment. The Parties agree that for U.S. federal (and applicable state, local and non-U.S.) income Tax purposes, Company’s current taxable period shall be treated as ending on the end of the day of the Closing Date and the transactions contemplated by this Agreement are intended to be treated as a taxable purchase by Buyer under Section 1001 of the Code of Company’s assets from Seller in exchange for the Purchase Price (as finally determined). The Parties shall not take any position on any Tax Return, before any taxing authority or in any Proceeding related to the collection of Tax that is in any way inconsistent with the terms of this Section 8.8 in all relevant Tax filings, except to the extent otherwise required pursuant to a “final determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or non-U.S. Law).

Article IX
Indemnification

Section 9.1      Agreement to Indemnify.

(a)            From and after the Closing, Seller agrees to indemnify, defend and hold harmless Buyer and its Affiliates (including after the Closing, Company) and their respective successors, officers, directors, employees, representatives and agents (collectively, the “Buyer Indemnitees”) from, against and in respect of any and all Losses incurred by any Buyer Indemnitee arising out of or as a result of any: (i) inaccuracy or misrepresentation in or breach of any representation or warranty made in Article IV or Article V; (ii) breach by Seller of any covenant contained in this Agreement; (iii) Indemnified Taxes; or (iv) Post Closing Liabilities.

(b)            From and after the Closing, Buyer agrees to indemnify, defend and hold harmless Seller and its Affiliates and their respective successors, officers, directors, employees, representatives and agents (collectively, the “Seller Indemnitees”) from, against and in respect of any and all Losses incurred by Seller arising out of or as a result of any: (i) inaccuracy or misrepresentation in or breach of any representation or warranty made in Article VI of this Agreement; or (ii) breach by Buyer of any covenant contained in this Agreement.

Section 9.2      Survival of Representations, Warranties and Covenants.

(a)            The representations and warranties of Seller and Company in Article IV and Article V will survive the Closing and the consummation of the transactions contemplated by this Agreement and shall expire on the 12-month anniversary of the Closing Date; provided, that (i) the survival period in respect of a representation or warranty shall be extended automatically to include any time period necessary to resolve a claim for indemnification that was asserted with respect thereto by timely giving notice thereof in accordance with this Article IX before expiration of such survival period, and (ii) the foregoing shall not limit in any respect any claim of Fraud, which claim may be made at any time without limitation.

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(b)            All representations and warranties of Buyer in Article VI shall survive the Closing and the consummation of the transactions contemplated by this Agreement and shall expire on the 12-month anniversary of the Closing Date; provided, that (i) the representations and warranties made in Sections 6.1 (Organization), 6.2 (Authority; Enforceability), 6.4 (Brokers) (collectively, the “Buyer Fundamental Representations”) shall terminate and be of no further force and effect on or prior to the date that is 60 days after the expiration of their applicable statutes of limitations, and (ii) the foregoing shall not limit in any respect any claim of Fraud, which claim may be made at any time without limitation.

(c)            All covenants, agreements or obligations contained in this Agreement shall survive the Closing and the consummation of the transactions contemplated by this Agreement in accordance with their respective terms and conditions, or if not so stated, indefinitely.

(d)            Claims for Fraud, and the right to assert claims hereunder in respect thereof, shall survive the Closing and the consummation of the transactions contemplated by this Agreement and shall survive for the longest period allowed by Applicable Law.

Section 9.3      Indemnification Procedures.

(a)            If any Buyer Indemnitee or Seller Indemnitee (each, an “Indemnitee”) receives notice from a third party of a Proceeding with respect to which the Indemnitee is entitled to indemnification under this Article IX, and the Indemnitee intends to seek indemnification against Seller or Buyer, as applicable (each, an “Indemnitor”), under this Article IX (each, a “Third Party Claim”), then such Indemnitee will notify Seller or Buyer thereof, as applicable, of the Third Party Claim pursuant to Section 10.1 promptly and in any event within 30 days thereafter, such notice to state the nature and basis of the Third Party Claim; provided, that no delay on the part of an Indemnitee in giving such notice will relieve the applicable Indemnitor from any obligation hereunder unless, and then solely to the extent that, the Indemnitor is prejudiced thereby. The Indemnitor may, at the Indemnitor’s sole cost and expense, by notice to the Indemnitee within 30 days after the date such Indemnitee has given notice of the Third Party Claim, assume the defense of the Third Party Claim on behalf of the Indemnitee. If the Indemnitor assumes the defense of such matter, (i) the Indemnitor will defend the Indemnitee against the matter with counsel of the Indemnitor’s choice reasonably satisfactory to the Indemnitee, (ii) the Indemnitee may retain separate counsel at its sole cost and expense, and (iii) the Indemnitor will not consent to the entry of a judgment or consent order with respect to the matter, or enter into any settlement, without the written consent of the Indemnitee, not to be unreasonably withheld, conditioned or delayed. If the Indemnitor does not assume the defense of the Third Party Claim, (x) the Indemnitee may defend against the Third Party Claim in any manner it reasonably may deem appropriate, and with counsel of its choice, and without prejudice to its indemnification rights hereunder, and (y) the Indemnitor may retain separate counsel and participate in the Third Party Claim at its sole cost and expense. Notwithstanding anything to the contrary in the foregoing, (i) if defendants in any action include any Indemnitee and any Indemnitor, and (A) there are material legal defenses available to such Indemnitee inconsistent with those available to any Indemnitor, (B) if a conflict of interest exists between any Indemnitee and any Indemnitor with respect to such claim or the defense thereof which would have an adverse effect on the Indemnitor’s ability to defend such Third Party Claim, or (ii) if the reasonably anticipated Losses in respect of the matter if adversely determined are more than 150% of the Indemnitor’s remaining obligations hereunder with respect to such matter, then in any such case, the Indemnitee shall have the right to control or re-assume such defense through its own counsel. Notwithstanding anything herein to the contrary, if a settlement, compromise or consent to the entry of any judgment requires consent of the insurer under the RWI Policy in order for any amount so paid to erode the retention under the RWI Policy or be recoverable under the RWI Policy, the Indemnitor shall not enter into any settlement or compromise or consent to the entry of any judgment, unless the carrier under the RWI Policy has given its consent in accordance therewith.

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(b)            Subject to the limitations set forth in Section 9.4, in the event that an Indemnitee notifies the Indemnitor, of any claim for indemnification hereunder that does not involve a Third Party Claim, such Indemnitor shall, within 30 days after the date of such notice, pay to the Indemnitee the amount of Losses payable pursuant to this Section 9.3 and shall thereafter pay any other Losses payable pursuant to this Section 9.3 and arising out of the same matter on demand, unless the Indemnitor disputes in writing such Indemnitor’s Liability for, or the amount of, any such Losses within such 30-day period, in which case such payment shall be made as provided above in respect of any matters or amounts not so disputed and any Losses in respect of the matters so disputed shall be paid within five Business Days after any determination that such Indemnitor is liable therefor pursuant to this Section 9.3.

(c)            Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall limit the right of the Buyer Indemnitees to make claims against the RWI Policy, nor shall Seller have any right of subrogation, offset or other recovery, under this Agreement or otherwise, against any amounts recovered by any Buyer Indemnitee under the RWI Policy or any other insurance policy maintained by Buyer or its Affiliates. Further, to the extent coverage is available under the RWI Policy and its limits have not been exhausted, and the procedures set forth in this Article IX conflicts with the required procedures under the RWI Policy, such required procedures under the RWI Policy shall govern. Seller shall, at Buyer’s or the RWI Policy insurer’s cost and expense, reasonably cooperate with the insurer under the RWI Policy and the insurer’s counsel in the defense or prosecution of any claim. Without limiting the foregoing, with respect to a claim under the RWI Policy, if the insurer has recommended a monetary settlement within the RWI Policy liability limit which the applicable third party claimant is prepared to accept, then Seller shall be deemed to automatically consent to such monetary settlement; provided, that the foregoing shall not be deemed to be a consent of Seller to the settlement of any related claim of indemnification made by a Buyer Indemnitee against Seller under this Section 9.3.

(d)            For purposes of determining whether an Indemnitee is entitled to indemnification pursuant to this Article IX or the amount of Losses to which an Indemnitee is entitled under this Article IX, each of the representations and warranties that contain any qualifications as to materiality or “Material Adverse Effect” (or any correlative terms) shall be deemed to have been given as though there were no such qualifications.

Section 9.4      Limitations.

(a)            With respect to the matters described in Section 9.1(a)(i): (i) Seller will have no liability with respect to such matters until Buyer Indemnitees have incurred aggregate Losses by reason of all such breaches in excess of one-half of the retention amount under the RWI Policy in effect at the time (such amount, the “Deductible”), after which point Seller will be obligated to indemnify Buyer Indemnitees from and against all Losses exceeding the Deductible and up to an amount that shall not exceed the retention amount under the RWI Policy in effect at the time; provided, that the foregoing limitations shall not apply in respect of any Losses relating to Fraud. With respect to the matters described in Section 9.1(a)(ii) through Section 9.1(a)(iv), the aggregate maximum liability of Seller shall be the Purchase Price; provided, that the foregoing limitation shall not apply in respect of any Losses relating to Fraud.

(b)            The amount of any Losses will be calculated net of any amounts recovered by Buyer (i) under any policy of general liability insurance (net of any deductible or retention amounts, costs of such recovery (including reasonable attorney’s fees and other reasonable out of pocket expenses) and any increase in premium or retro-premium, deductible or retention that Buyer can demonstrate are the result of such Losses) or (ii) from a third party in the form of an indemnity, contribution or similar payment (net of costs and expenses of such recovery (including reasonable attorney’s fees and other reasonable out of pocket expenses)).

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(c)            The Buyer Indemnitees shall use commercially reasonable efforts to mitigate any Losses that are indemnifiable hereunder upon and after becoming aware of any event or condition that would reasonably be expected to, or does, give rise to any Losses that are indemnifiable hereunder; provided, that the failure to mitigate, if required hereby, shall not result in the loss of any indemnification rights, but the amount of otherwise indemnifiable Losses resulting from such matter will be reduced by the amount thereof that would have been prevented had such mitigation occurred.

(d)            With respect to the matters described in Section 9.1(b)(i), Buyer will have no liability with respect to such matters until Seller has suffered Losses by reason of all such breaches in excess of the Deductible, after which point Buyer will be obligated to indemnify Seller from and against all Losses exceeding the Deductible; provided, that the foregoing limitations shall not apply in respect of any Losses relating to (i) breaches of the Buyer Fundamental Representations or (ii) Fraud. With respect to the matters described in Section 9.1(b)(ii) and Section 9.1(b)(iii), the aggregate maximum liability of Buyer shall be the Purchase Price.

(e)            No Losses may be recovered by any Buyer Indemnitee to the extent the amount of such Losses is included in the calculation of the Purchase Price, Net Working Capital, Net Cash, or Transaction Expenses. An Indemnitee may not recover duplicative Losses from an Indemnitor in respect of a single set of facts or circumstances that may give rise to a claim for a breach of more than one representation or warranty in this Agreement. For the avoidance of doubt, the foregoing shall not in any way limit the right of the Buyer Indemnitees to make claims against the RWI Policy.

Section 9.5      Source of Payments. From and after the Closing, all Losses with respect to any indemnification claim made pursuant to Section 9.1(a) shall be satisfied as follows, subject to the terms, conditions, and limitations set forth in this Article IX:

(a)            Notwithstanding anything to the contrary in this Agreement, with respect to claims for indemnification under Section 9.1(a)(i) (including, for the avoidance of doubt, in respect of Seller Fundamental Representations), once the Deductible is exceeded, first from Seller up to an amount of Losses equal to one-half of the retention amount under the RWI Policy in effect at the time, and then by recovery under the RWI Policy. For the avoidance of doubt, Buyer Indemnitees’ sole recourse for claims for indemnification under Section 9.1(a)(i), including, for the avoidance of doubt, in respect of breaches or inaccuracies in the Seller Fundamental Representations, shall be (i) to Seller in an amount up to one half of the retention under the RWI Policy once the Deductible is exceeded, and (ii) the RWI Policy.

(b)            With respect to (i) claims for indemnification under Section 9.1(a)(ii), (iii) or (iv), by seeking, (A) first, recovery under the RWI Policy to the extent coverage is available thereunder (including in respect of Indemnified Taxes) and (B) second, subject to the limitations set forth in this Article IX, recourse against Seller directly, (ii) claims of Fraud, by seeking, at the election of the Buyer Indemnitee, recourse against Seller directly and/or recovery under the RWI Policy to the extent coverage is available thereunder.

Section 9.6      RWI Policy. The RWI Policy shall provide that the insurer thereunder shall waive its rights to bring any claim against Seller or any Seller Indemnitee by way of subrogation, claim for contribution or otherwise (other than in the case of Fraud and in accordance with the terms of the RWI Policy). Following the Closing: Buyer (a) shall, and shall cause its Affiliates to, maintain the RWI Policy in full force and effect, and (b) shall not, and shall not permit its Affiliates to, (i) amend, repeal, or modify any provision of the RWI Policy in any way that would adversely impact Seller without Seller’s prior written consent (which may be granted or withheld in Seller’s sole and absolute discretion), (ii) take any action or omit to take any action that would result in the cancellation or termination of, or reduction in or waiver of coverage under, the RWI Policy other than by payment of claims thereunder, (iii) permit the assignment, substitution, or transfer of the rights or obligations of the insurer under the RWI Policy other than as allowed by the terms of the RWI Policy, or (iv) amend the subrogation or third-party beneficiary provisions contained in the RWI Policy benefiting Seller. In the event of a claim for indemnification under Section 9.1(a)(i), Buyer and all other insureds under the RWI Policy shall use all commercially reasonable efforts to seek coverage under the RWI Policy, including the timely and adequate delivery of notices of claims under the RWI Policy.

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Section 9.7      Tax Treatment of Indemnification Payments. All indemnification payments made under this Article IX shall be deemed adjustments to the Purchase Price (and any other consideration payable or otherwise deliverable pursuant to this Agreement) for U.S. federal (and applicable state and local) income Tax purposes, unless otherwise required by Applicable Law.

Section 9.8      Exclusive Remedy. The Parties agree that, from and after the Closing, other than matters to be decided by the Independent Accounting Firm pursuant to Sections 3.1 or 8.5, the sole and exclusive remedies of the Parties hereto for any Losses based upon, arising out of or otherwise in respect of any breach of this Agreement, whether based in contract, tort, equity or Applicable Law, are the indemnification and reimbursement obligations of the Parties set forth in this Article IX. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein it may have against the other Parties and their Affiliates arising under or based upon any Applicable Law, except pursuant to the indemnification provisions set forth in this Article IX. Notwithstanding the foregoing, the provisions of this Section 9.8 will not, however, prevent or limit (a) a cause of action (i) to obtain an injunction or injunctions to prevent breaches of this Agreement, or to enforce specifically the terms and provisions hereof or thereof or (ii) for Fraud, or (b) Buyer’s ability to seek recourse under the RWI Policy.

Article X
Miscellaneous

Section 10.1      Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed duly given: (i) if personally delivered, when so delivered; (ii) if mailed, five Business Days after having been sent by first class, registered or certified U.S. mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below; (iii) if given by email, once such notice or other communication is transmitted to the email address specified below, provided, that (A) no “delivery failure” notification is received, and (B) if such email is sent after 5:00 p.m. local time at the physical location of the intended recipient as shown below, or is sent on a day other than a Business Day, such notice or communication shall be deemed given as of 9:00 a.m. local time at such location on the next succeeding Business Day; or (iv) if sent through a nationally-recognized overnight delivery service that guarantees next day delivery, the Business Day following its delivery to such service in time for next day delivery:

If to Seller: Tumac Lumber Co., Inc. 16821 SE McGillivray Blvd, Ste 204 Vancouver, Washington 98683-0402 Attn: Jim Adcock Email: [***]

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with a copy, which shall not constitute notice, to: Stoel Rives LLP 760 SW Ninth Ave., 30th Floor Portland, Oregon 97205 Attn: William L. Clydesdale Email: [***]

If to Buyer: BlueLinx Corporation 1950 Spectrum Circle, Suite 300 Marietta, Georgia 30067 Attn: C. Kelly Wall; Christin Lumpkin Email: [***]; [***]

with a copy, which shall not constitute notice, to: Kilpatrick Townsend & Stockton LLP Suite 2800 1100 Peachtree Street, N.E. Atlanta, Georgia 30309-4530 Attn: Justin Heineman, Esq. Email: [***]

Any Person entitled to notice may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth, provided such notice shall be effective only upon actual receipt.

Section 10.2      Amendments; No Waivers.

(a)            Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)            No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.3      Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with the negotiation and execution of this Agreement and in closing and carrying out the transactions contemplated hereby shall be paid by the party incurring such cost or expense; provided, that any administration fees and expenses of the Escrow Agent shall be paid one-half by Buyer and one-half by Seller. This Section 10.3 shall survive any termination of this Agreement.

Section 10.4      Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Seller may not assign or delegate this Agreement or any of its respective rights, interests or obligations hereunder without the prior written approval of Buyer. Buyer may assign or delegate its rights under this Agreement to (a) one or more Affiliates of Buyer, (b) any purchaser of all or substantially all or any substantial part of Buyer’s business or a specific line of Buyer’s business (by merger, sale or assets or otherwise), or (c) collaterally to a lender in connection with any bona fide financing. Any assignment or delegation in breach of this Section 10.4 shall be null and void.

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Section 10.5      Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument and delivered in person. Signatures transmitted electronically by portable document format (pdf) file or facsimile shall be binding for all purposes hereof.

Section 10.6      Entire Agreement. This Agreement (including the Schedules referred to herein that are hereby incorporated by reference and the other Transaction Agreements) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement.

Section 10.7      Severability. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by an arbitral tribunal or court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect if, but only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

Section 10.8      Construction. The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant. Any fact or item that is disclosed in any Schedule shall be incorporated by reference into each other relevant Schedule for which applicability of such information and disclosure is reasonably apparent on its face, notwithstanding the omission of a reference or cross-reference thereto. Each party having participated in the negotiation and preparation of this Agreement and having been represented by counsel of its choosing, there shall be no presumption that any ambiguities herein be construed against any particular party. The relationship of the parties hereunder shall be that of independent contractors, and not of fiduciaries, joint venturers, partners or agents. Whenever this Agreement refers to the delivery of a copy of a document, such reference shall be construed to refer to a true, correct and complete copy of such document, as the same may have been extended, amended or supplemented. The phrase “made available” or “provided” and words of similar meaning or import mean, with respect to any document stated to have been “made available” or “provided” to Buyer, that such document was uploaded to and made available to Buyer in the Data Room prior to the execution and delivery of this Agreement. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase will not simply mean “if”. References to Sections or Schedules, refer to Sections of, or Schedules to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Any reference in this Agreement to gender shall include all genders including the neuter, and words imparting the singular number only shall include the plural and vice versa.

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Section 10.9      Third Party Beneficiaries. Except with respect to indemnification of the Buyer Indemnitees and Seller Indemnitees, and as set forth in Section 7.8, no provision of this Agreement shall be deemed to create any third party beneficiary rights in any Person, including any employee or former employee of Company or any beneficiary or dependent thereof.

Section 10.10      Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Schedules and Exhibits hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Agreement (and all Schedules and Exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

Section 10.11      Consent to Jurisdiction. SUBJECT TO THE PROVISIONS OF SECTION 3.1 (WHICH SHALL GOVERN ANY DISPUTE ARISING THEREUNDER), EACH PARTY HERETO AGREES THAT IT SHALL BRING ANY ACTION BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCLUSIVELY IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (THE “COURT OF CHANCERY”) OR, TO THE EXTENT THE COURT OF CHANCERY DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE AND THE APPELLATE COURTS HAVING JURISDICTION OF APPEALS IN SUCH COURTS (THE “DELAWARE FEDERAL COURT”) OR, TO THE EXTENT NEITHER THE COURT OF CHANCERY NOR THE DELAWARE FEDERAL COURT HAS SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE (THE “CHOSEN COURTS”), AND, SOLELY WITH RESPECT TO ANY SUCH ACTION (I) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURTS, (II) WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION IN THE CHOSEN COURTS, (III) WAIVES ANY OBJECTION THAT THE CHOSEN COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER ANY PARTY HERETO AND (IV) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION 11.1.

Section 10.12      Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.13      Specific Performance. The Parties acknowledge and agree that each Party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any Party could not be adequately compensated in all cases by monetary damages alone. Accordingly, subject to Section 9.8, a Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond and without proving that monetary damages would be inadequate to prevent or cure breaches of this Agreement, or other undertaking. Each Party hereby agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other Party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or in equity.

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Section 10.14      No Other Representations; Disclaimer of Representations.

(a)            EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN ARTICLE IV AND ARTICLE V (AS QUALIFIED BY THE SCHEDULES), NEITHER SELLER NOR COMPANY NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO COMPANY, THE COMPANY SECURITIES, THE BUSINESS OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, AND SELLER AND COMPANY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SELLER, COMPANY OR ANY OTHER PERSON.

(b)            Buyer acknowledges and agrees that (a) it has relied solely upon its own investigation and the express representations and warranties of Seller and Company set forth in Article IV and Article V of this Agreement (and as qualified by the Schedules), and (b) the express representations and warranties made by Seller and Company set forth in Article IV and Article V of this Agreement (and as qualified by the Schedules) are the exclusive representations and warranties made by Seller and Company, or any other Person, with respect to Company, its Business, the Company Securities, and Company’s assets or the subject matter of this Agreement.

Section 10.15      Seller Communications and Records. Buyer acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, all portions of all documents, materials, communications, analyses and other information relating to the sale process, bids received from Buyer and other Persons in connection with the transactions contemplated by this Agreement that are in the possession of Seller or Company as of the date of this Agreement will be transferred to Seller or retained by Seller prior to, or as of, the Closing and Seller shall not under any circumstance be required to grant access to such portions of such documents, materials and other information to Buyer, Company (after the Closing) or any of their respective Affiliates at any time, except as may be required by Applicable Law or by any Governmental Authority in connection with any Proceeding.

Section 10.16      Legal Representation.

(a)            Each Party agrees that, notwithstanding any current or prior representation of the Company by Stoel Rives LLP (“Stoel”), Stoel is permitted to represent Seller and its Affiliates (other than Company) (the “Seller Group”) in any matters or disputes adverse to Buyer, Company, or their respective Affiliates, whether or not such matter is one in which Stoel may have previously advised Company, including any matters that exist on the Closing Date or arises in the future. Each of Buyer and Company (i) waive any claim it has or may have that Stoel has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) agree that, if a dispute arises after the Closing Date between Buyer, the Company or their Affiliates, on the one hand, and any member of the Seller Group, on the other hand, with respect to this Agreement or the transactions contemplated hereby, Stoel may represent any member of the Seller Group in the dispute, even though the interests of any of such Person may be directly adverse to Buyer or Company or their Affiliates, and even though Stoel may have represented Company in a matter substantially related to the dispute.

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(b)            Each Party agrees that, as to all communications among Stoel and Company and Seller Group that solely relate to the negotiation of this Agreement and the Transaction Agreements, (i) the attorney-client privilege and the expectation of client confidence belongs to the Seller Group and may be controlled by Seller and shall not pass to or be claimed by Buyer or Company after the Closing; (ii) to the extent that files of Stoel solely relate to the negotiation of this Agreement and the other Transaction Agreements and are subject to the attorney-client privilege and constitute the property of the client, only the Seller Group holds those property rights and Seller may exercise such property rights; and (iii) except as required by Applicable Law, Stoel has no duty to reveal or disclose attorney-client communications or files to Buyer or Company after the Closing.

(c)            In furtherance of any representation Stoel may provide to the Seller Group, each Party acknowledges and agrees that Stoel shall not be limited in the information that it may provide or disclose to the Seller Group that was learned or obtained during the course of its representation of Seller and the Company in the negotiation of this Agreement and the other Transaction Agreements, whether or not such information is subject to any duty of confidentiality or attorney client privilege that may otherwise inure to the benefit of Company and whether or not the provision or disclosure occurs before or after the Closing Date.

(d)            From and after the Closing Date, Company will no longer have any attorney-client relationship with Stoel, unless Stoel is specifically engaged in writing by the Company to represent it after the Closing Date and either the representation involves no conflict of interest with respect to the Seller Group or the applicable members of the Seller Group consent in writing to the engagement. Any such representation of the Company by Stoel after the Closing Date will not affect the provisions of this Section 10.16.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BUYER:

BLUELINX CORPORATION

By:	/s/ C. Kelly Wall
Name:	C. Kelly Wall
Title:	Chief Financial Officer

COMPANY:

DISDERO LUMBER CO., LLC

By:	/s/ James R. Adcock
Name:	James R. Adcock
Title:	Chief Financial Officer

SELLER:

TUMAC LUMBER CO., INC.

By:	/s/ James R. Adcock
Name:	James R. Adcock
Title:	Chief Financial Officer

[Signature Page to Equity Purchase Agreement]